Prospectus Pursuant to Rule 424(b)(4)

Registration No. 333-284791

MAG MILE CAPITAL, INC.

1,788,227 Shares of Common Stock

This prospectus covers 1,788,227 shares of our common stock that may be offered for resale or otherwise disposed of by the selling stockholder listed on the Selling Stockholder table on page 23 (the “Selling Stockholder”) at a fixed price of $0.60, the last sales price of our common stock on February 5, 2025. will not receive any proceeds from the sale or other disposition of the securities by the Selling Stockholder.

Rushi Shah, our President and CEO, has the majority of the voting rights of holders of our common stock through his ownership of 87,424,424 shares of our common stock and after this offering will hold approximately 87% of the voting power of the issued and outstanding shares of our capital stock. Accordingly, Rushi Shah will have voting control over all matters submitted to the holders of our common stock for approval, including the election of directors, amendments to our certificate of incorporation and major corporate transactions.

We have 20,000,000 shares of “blank check” preferred stock authorized of which we have designated 1,000,000 shares of Series A preferred stock, none of which are outstanding. Each share of our Series A preferred stock is convertible into 10,000 shares of common stock and 100,000 voting rights on all matters submitted to a vote of our stockholders.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements as set forth on page 6 of this prospectus. In addition, our shares of common stock are subject to the penny stock rules under the Securities Exchange Act of 1934, as amended, and subject to certain requirements prior to and following their sale as set forth in more detail on page 6 of this prospectus. Our common stock is quoted under the symbol “MMCP” on the OTCQB Market. The last sales price of our common stock on February 5, 2025, was $0.60.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 14, 2025

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ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

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Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “Mag Mile Capital,” “CSF Capital, LLC” “Myson”, “we,” “us,” and “our” refer to Mag Mile Capital, Inc.

The Company

Overview

As a result of a reverse merger between Myson, Inc. and Megamile Capital, Inc. d/b/a Mag Mile Capital that closed March 30, 2023, following which the business of the Company became the business of Mag Mile Capital, on May 15, 2023, the Company filed with the Oklahoma Secretary of State an amendment to the Certificate of Incorporation to change the Company’s name to Mag Mile Capital, Inc., that became effective on June 16, 2023. The Company also filed with the Financial Industry Regulatory Authority (“FINRA”) an application for a new trading symbol to reflect its future new name, Mag Mile Capital, Inc. On September 5, 2023, the name change to Mag Mile Capital, Inc. and symbol change to MMCP became effective on OTC Markets.

Mag Mile Capital is a full-service commercial real estate mortgage banking firm headquartered in Chicago with offices in the states of New York, Massachusetts, Connecticut, Florida, Texas, Michigan, Colorado and Nevada. Mag Mile Capital is a national platform comprised of capital markets specialists with extensive experience in real estate bridge financing, mezzanine and permanent debt placement and equity arrangements throughout the full capital stack and across all major real estate asset classes nationwide, including hotels, multifamily, office, retail, industrial, healthcare, self-storage and special purpose properties, offering access to structured debt and equity advisory solutions and placement for real estate investors, developers, and entrepreneurs, Mag Mile Capital leverages a wide variety of lending relationships and equity capital connections as a leading national real estate mortgage intermediary. Its personnel have collectively raised over $9 billion in real estate financing during their combined 29 years of experience in this industry.

Mag Mile Capital leverages its access to diverse sources of capital, including family offices, hedge funds, private equity firms, investment banks, life insurance companies, money center and regional commercial banks, mortgage and equity REITs and sovereign wealth funds. Mag Mile Capital also utilizes historic tax credits and federal and state new markets tax credits to originate creative financing alternatives for its diverse customer base.

Mag Mile Capital has developed a commercial real estate origination software platform named CapLogiq that uses automation and artificial intelligence to increase the efficiency of the loan closing process.

Organizational History

We were incorporated under the laws of the state of Nevada on March 13, 1987, under the name Lewis Resources, Inc. Our name was successively changed to Israel Semiconductor Corp. on December 21, 1993; International Semiconductor Corporation on July 5, 1994; to Semcolabs, Inc. on September 28, 1999; to Sanitary Environmental Monitoring Labs, Inc. on April 12, 2000; to Vietnam United Steel Corporation on August 28, 2009; to Vietnam Mining Corporation on June 18, 2010; to Vanguard Mining Corporation on April 25, 2014; and to Myson Group, Inc. on May 13, 2015.

On June 8, 2015, we changed our trading symbol from VNMC to MYSN.

On June 20, 2021, G. Reed Petersen was appointed as Custodian of Myson Group, Inc. in case number A-21-832160-P by the Nevada District Court, in Clark County, Nevada. Myson Group, Inc. issued 1,000,000 shares of Series A Convertible Preferred Stock, each convertible into 10,000 shares of common stock and with 100,000 voting rights per share (the “Nevada Preferred Stock”), to Mr. Petersen as trustee of his family trust, G. Reed Peterson Irrevocable Trust.

Myson Group, Inc. then reincorporated in Oklahoma on July 8, 2021, and carried out a holding company reorganization in Oklahoma in which the resulting entity was Myson, Inc., an Oklahoma corporation, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Myson Group, Inc.’s trading symbol of MYSN was also transferred to us pursuant to Section 1081(g) of the Oklahoma General Corporation Act. Our new fiscal year became July 31.

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On May 11, 2022, the G. Reed Petersen Irrevocable Trust, agreed to sell all 1,000 issued and outstanding Series A Preferred Shares of the Company (“Preferred Shares”) to Reddington Partners LLC, thus constituting a change of control of the Company, for $495,000, pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”). The Preferred Shares were convertible into 10,000,000 shares of our common stock which, upon conversion, represented approximately 98.7% of our outstanding shares of common stock.

The sale of the Preferred Shares to Reddington Partners LLC was completed on May 17, 2022. Under the terms of the Stock Purchase Agreement, G. Reed Petersen agreed to resign as our sole officer and director; and the change of management was completed on June 5, 2022. On June 6, 2022, Henrik Rouf became our sole officer and director.

On March 30, 2023, we entered into a Reorganization Agreement (the “Reorganization Agreement”) with Megamile Capital, Inc. d/b/a Mag Mile Capital f/k/a CSF Capital LLC (“Mag Mile Capital”) under which Mag Mile Capital was merged with and into Myson. With the closing of the reverse merger on March 30, 2023, the sole member of our Board of Directors and our sole officer, Henrik Rouf, resigned, and Rushi Shah, President and CEO of Mag Mile Capital, assumed the positions of Chairman of our Board of Directors and assumed the titles of CEO, CFO and Secretary of the Company.

Under the terms of the Reorganization Agreement, Mag Mile Capital’s shareholders now own approximately 87% of our issued and outstanding shares of common stock or 87,424,424 of the 100,055,935 shares of the issued and outstanding shares of our common stock. In accordance with the terms of the Reorganization Agreement, the designee of the Company, GK Partners ApS, received a warrant to purchase an aggregate of 5,000,000 shares of our common stock at an exercise price $0.50 per warrant share with an exercise period through December 31, 2024.

On April 12, 2023, the Oklahoma Secretary of State accepted the filing of our Certificate of Merger merging Megamile Capital, Inc. with and into the Company.

On January 30, 2025, our common stock was first quoted and available to trade on the OTCQB market.

Name Change

On May 15, 2023, we filed with the Oklahoma Secretary of State an amendment to our Certificate of Incorporation to change our name to Mag Mile Capital, Inc., that became effective on June 16, 2023. On September 5, 2023, our name change to Mag Mile Capital, Inc. and symbol change to MMCP became effective on OTC Markets.

Growth Strategies

Our growth strategies are as follows:

Invest in sales and marketing.

We intend to continue to attract new customers through an increase in the number of salespeople we engage by leveraging our public company stock to provide a more competitive compensation package than many of our private company competitors that can only offer cash incentives as well as to attract highly talented marketing personnel.

Pursue Strategic Acquisitions.

We intend to explore potential high-quality acquisition opportunities using our public company status to offer attractive purchase prices and growth prospects to such targets. We are not currently in any discussions with prospective targets.

Commercialize Our CapLogiq Software Product.

We intend to license CapLogiq to prospective acquisition targets as well as to other companies in our industry as a separate revenue stream to enhance the efficiency of their loan origination process.

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Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;

●	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.235 billion of non- convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Corporate Information

We were incorporated under the laws of the state of Nevada on March 13, 1987, under the name Lewis Resources, Inc. Our name was successively changed and on May 13, 2015, became Myson Group, Inc.

On June 20, 2021, G. Reed Petersen was appointed as Custodian of Myson Group, Inc. by the Nevada District Court, in Clark County, Nevada. Myson Group, Inc. was reincorporated in Oklahoma on July 8, 2021, and carried out a holding company reorganization in Oklahoma in which the resulting entity was Myson, Inc., an Oklahoma corporation, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

We completed a reverse merger with Mag Mile Capital on March 30, 2023, and are now engaged in the business of commercial real estate mortgage banking.

On January 30, 2025, our common stock was first quoted and available to trade on the OTCQB market.

Our principal executive office is located at 1141 W. Randolph St., Suite 200, Chicago, IL. 60607, and our telephone number is (312) 642-0100. Our internet website is www.magmilecapital.com, The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

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The Offering

Common Stock to be Sold	Up to 1,788,227 shares of our common stock held by the Selling Stockholder. We will not receive any proceeds from the sale of common stock by the Selling Stockholder.

Common Stock Outstanding	100,055,935 as of February 7, 2025

Voting Control by Management	Our President and CEO, Rushi Shah, has voting control over all matters submitted to our common stockholders, including amendments to our certificate of incorporation, election of members of our Board of Directors and major corporate transactions, principally through his ownership of 87,424,424 shares of our common stock.

Dividend Policy	We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy”.

OTCQB Symbol	MMCP

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in our common stock.

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Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited consolidated financial statements of the Company appearing elsewhere in this prospectus. You should read the summary consolidated financial information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes to such financial statements.

Statement of Operations Data:

	Year Ended		Unaudited Nine Months Ended
	December 31,		September 30,
	2023	2022	2024	2023

Revenues, net	$1,919,243	$3,321,837	$2,051,443	1,491,111
Commission Expense	1,481,214	1,746,545	1,329,829	993,060
Gross Profit	438,029	1,575,292	721,614	498,051
Total Operating Expenses	(3,542,454)	(711,102)	750,462	3,248,277
Income (loss) from Operations	(3,104,425)	864,190	(28,848)	(2,750,226)
Interest expense	(11,065)	-	(6,580)	(8,872)
Net Income (Loss)	$(3,115,490)	$864,190	$(35,428)	(2,759,098)

Balance Sheet data:

	Years Ended December 31,		Unaudited Nine Months Ended
	2023	2022	September 30, 2024
Cash	$56,222	$374,091	$15,630
Other Current Assets	393,344	187,603	475,288
Due from related party	-	482,550
Fixed assets net	15,971	41,872
Operating lease	318,114	-	276,615
Total Assets	$783,651	$1,086,116	$767,533

Accounts payable	$74,318	$44,786	$58,821
Operating lease liability	352,565	-	367,372
Loans payable	240,000	187,707	260,000
Common Stock	1,000	101	1,000
Additional paid in capital	2,804,236	426,500	2,804,236
Accumulated (Deficit) Earnings	(2,688,468)	427,022	(2,723,896)
Total Liabilities and Stockholders’ Equity	$783,651	$1,086,116	$767,533

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “vision,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 10 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Company and Our Business

Risks Related to Our Business Environment

Our performance is significantly related to general economic, political and regulatory conditions and, accordingly, our business, operations and financial condition could be materially adversely affected by economic slowdowns, liquidity constraints, significant rises in interest rates, significant public health events, fiscal or political uncertainty and possible subsequent downturns in commercial real estate brokerage activity and commercial real estate asset values in the geographies or industry sectors that we or our clients serve.

Periods of economic weakness or recession, fiscal or political uncertainty, market volatility, declining employment levels, declining demand for commercial real estate, falling real estate values, disruption to the global capital or credit markets, significant rises in interest rates or the public perception that any of these events may occur, may materially and negatively affect the performance of some or all of our business lines.

Our business is significantly affected by generally prevailing economic conditions in the markets where we operate. Adverse economic conditions, political or regulatory uncertainty and significant public health events, such as the Covid 19 pandemic, can result in declines in commercial real estate sales and demand for commercial real estate brokerage and advisory services that we provide. It may also lead to a decrease in funds invested in commercial real estate assets and development projects. Such developments in turn may reduce our revenue from brokerage and advisory fees derived from property financings and sales. For example, during the onset of the Covid-19 pandemic, commercial real estate markets globally were severely impacted by a sharp decline in economic activity due to the spread of Covid-19, which put downward pressure on certain parts of our business and has likely engendered structural changes to the utilization of many types of commercial real estate, which will have ongoing repercussions for our business. Our businesses could also suffer from political or economic disruptions (or the perception that such disruptions may occur) that affect interest rates or liquidity or create financial, market or regulatory uncertainty. For example, the recent takeover of Silicon Valley Bank and Signature Bank by the Federal Deposit Insurance Corporation (“FDIC”) and the emergency cash infusion by the FDIC to First Republic Bank have reduced the pace of lending to commercial real estate projects from regional banks that serve as a significant source of such loans and Russia’s invasion of Ukraine in 2022 adversely impacted the commercial real estate market as a result of the inflationary cycle it fueled.

Economic, political and regulatory uncertainty as well as significant changes and volatility in the financial markets and business environment, and in the global landscape, make it difficult for us to predict our financial performance into the future. As a result, any guidance or outlook that we provide on our performance is based on then-current conditions, and there is a risk that such guidance may turn out to be inaccurate.

Adverse developments in the credit markets may materially harm our business, results of operations and financial condition.

Our mortgage banking business is sensitive to credit cost and availability as well as financial liquidity. Additionally, the revenues in all of our businesses are dependent to some extent on the overall volume of activity (and pricing) in the commercial real estate markets.

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Disruptions in the credit markets may have a material adverse effect on our business of providing advisory services to owners and occupiers of real estate in connection with the disposition and acquisition of property. If our clients are unable to obtain credit on favorable terms, there may be fewer property disposition and acquisition transactions and financing requirements. For example, in the second half of 2022, central banks around the world sharply raised interest rates in efforts to rein in inflation, reducing credit availability. Less available and more expensive debt capital had pronounced effects on our commercial brokerage businesses. Under such conditions, our mortgage banking businesses may be unable to attract the capital it needs to grow.

Risks Related to Our Operations

We have numerous local, regional and national competitors in our commercial mortgage banking business and further industry consolidation, fragmentation or innovation could lead to significant future competition.

Depending on the geography and property type, we face competition from other commercial mortgage origination firms. Some of these firms may have greater financial resources allocated to a particular geography or property type than we have allocated to that geography or property type. In addition, future changes in laws could lead to the entry of other new competitors or it is possible that further industry consolidation could lead to much larger and more formidable competitors in the particular geographies and property types that we serve. In addition, disruptive innovation by existing or new competitors could alter the competitive landscape in the future and require us to accurately identify and assess such changes and make timely and effective changes to our strategies and business model to compete effectively.

In this competitive market, if we are unable to effectively execute on our strategy and differentiate ourselves from our competitors, maintain long-term client relationships or are otherwise unable to retain existing clients and develop new clients, our business, results of operations and/or financial condition may be materially adversely affected. There is no assurance that we will be able to compete effectively, to maintain current fee levels or margins, or maintain or increase our market share.

We expect to grow and expect to invest our earnings in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition would be adversely affected.

Our expected growth and expansion of our business may place a significant strain on management, business operations, financial condition and infrastructure and corporate culture.

With our expected growth, our information technology systems and our internal control over financial reporting and procedures may not be adequate to support our operations and may allow data security incidents that may interrupt business operations and allow third parties to obtain unauthorized access to business information or misappropriate funds. We may also face risks to the extent such third parties infiltrate the information technology infrastructure of our contractors.

To manage growth in operations and personnel, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business performance and operating results. Our strategy is based on a combination of growth and maintenance of strong performance with our existing customers, and any inability to scale, maintain customer experience or manage operations may slow our growth trajectory.

We may need to raise additional funds and these funds may not be available when needed or may be available only on unfavorable terms.

We may need to raise additional capital in the future to further scale our business and expand to additional markets. We may raise additional funds through the issuance of equity or equity-related or debt securities. We cannot be certain that additional funds or incentives will be available on favorable terms when required, or at all, or that we will be able to capture expected grant funding under various existing and new state and local programs in the future. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms. In addition, to the extent we raise funds through the sale of additional equity securities, our stockholders would experience additional dilution.

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Our growth and financial performance will depend on future accretive acquisitions which may not perform as expected and future accretive target opportunities may not be available.

We anticipate growth through accretive acquisitions although there are no acquisitions that are probable at this time. Any future growth through acquisitions will depend in part upon the availability of suitable acquisition candidates at attractive prices, terms and conditions, as well as sufficient liquidity and credit to fund these acquisitions. We may incur significant additional debt from time to time to finance any such acquisitions, which could increase the risks associated with our leverage, including our ability to service our debt. Acquisitions involve risks that business judgments made concerning the value, strengths and weaknesses of businesses acquired may prove to be incorrect. Future acquisitions and any necessary related financings also may involve significant transaction-related expenses, which could include severance, lease termination and transaction and deferred financing costs, among others.

We have not had significant experience in the challenges in integrating operations and information technology systems acquired from other companies. This could result in the diversion of management’s attention from other business concerns and the potential loss of our key employees or clients or those of the acquired operations. The integration process itself may be costly and may adversely impact our business and the acquired company’s business as it requires coordination of geographically diverse organizations and implementation of accounting and information technology systems.

We complete acquisitions with the expectation that they will result in various benefits, but the anticipated benefits of these acquisitions are subject to a number of uncertainties, including the ability to timely realize accretive benefits, the level of attrition from professionals licensed or associated with the acquired companies and whether we can successfully integrate the acquired business. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could in turn materially and adversely affect our overall business, financial condition and operating results.

We expect to face intense competition, often from companies with greater resources and experience than we have.

To acquire qualified companies, we are likely to face competition from companies that have substantially greater financial, technological, managerial and research and development resources and experience than we have. In addition, if we are successful in closing our acquisition of one or more target companies, these acquired companies are likely to face competition for their service and product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we have. If we are unable to compete successfully, we may be unable to grow, sustain our revenue or be successful in achieving our business plan.

Our brand and reputation are key assets of our company, and our business may be affected by how we are perceived in the marketplace.

Our brand and reputation are key assets, and we believe our continued success depends on our ability to preserve, grow and leverage the value of our brand. Our ability to attract and retain clients is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, management, workplace culture, financial condition, our response to unexpected events and other subjective qualities. Negative perceptions or publicity regarding these matters, even if related to seemingly isolated incidents and whether or not factually correct, could erode trust and confidence and damage our reputation among existing and potential clients, which could make it difficult for us to attract new clients and maintain existing ones. Negative public opinion could result from actual or alleged conduct in any number of activities or circumstances, including handling of complaints, regulatory compliance, such as compliance with government sanctions, antibribery, anti-money laundering and corruption laws, the use and protection of client and other sensitive information and from actions taken by regulators or others in response to such conduct. Although we monitor developments for areas of potential risk to our reputation and brand, negative perceptions or publicity would materially and adversely affect our revenues and profitability. Social media channels can also cause rapid, widespread reputational harm to our brand. Our brand and reputation may also be harmed by the actions of third parties that are outside of our control, including vendors and future joint venture partners.

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The protection of our brand, including related trademarks, may require the expenditure of significant financial and operational resources. Moreover, the steps we take to protect our brand may not adequately protect our rights or prevent third parties from infringing or misappropriating our trademarks. Even when we detect infringement or misappropriation of our trademarks, we may not be able to enforce all such trademarks. Any unauthorized use by third parties of our brand may adversely affect our brand. Furthermore, as we continue to expand our business, especially internationally, there is a risk we may face claims of infringement or other alleged violations of third-party intellectual property rights, which may restrict us from leveraging our brand in a manner consistent with our business goals.

A failure by third parties to comply with service level agreements or regulatory or legal requirements could result in economic and reputational harm to us.

We rely on third parties, and in some cases subcontractors, to perform activities on behalf of our organization to improve quality, increase efficiencies, cut costs and lower operational risks across our business and support functions. In addition, we leverage technology to help us better screen vendors, with the aim of gaining a deeper understanding of the compliance, data privacy, health and safety, environmental, sustainability and other risks posed to our business by potential and existing vendors. If our third parties do not have the proper safeguards and controls in place, or appropriate oversight cannot be provided, we could be exposed to increased operational, regulatory, financial or reputational risks. A failure by third parties to comply with service level agreements or regulatory or legal requirements in a high quality and timely manner could result in economic and reputational harm to us. In addition, these third parties face their own technology, operating, business and economic risks, and any significant failures by them, including the improper use or disclosure of our confidential client, employee or company information, could cause damage to our reputation and harm to our business.

Our success depends upon the retention of our senior management, as well as our ability to attract and retain qualified and experienced employees.

Our continued success is highly dependent upon the efforts of our current executive officers and other key employees. While certain of our executive officers and key employees are subject to long-term compensatory arrangements, there can be no assurance that we will be able to retain all key members of our senior management. We also are highly dependent upon the retention of our commercial mortgage broker professionals, who generate a significant amount of our revenues, as well as other revenue producing professionals. The departure of any of our key employees, or the loss of a significant number of key revenue producers, if we are unable to quickly hire and integrate qualified replacements, including diverse talent, could cause our business, financial condition and results of operations to materially suffer. Competition for employee talent is intense and we may not be able to successfully recruit, integrate or retain sufficiently qualified personnel, including diverse talent. In addition, the growth of our business is largely dependent upon our ability to attract and retain qualified personnel. If we were to experience significant employee attrition or turnover, it could lead to increased recruitment and training costs as well as operating inefficiencies that could adversely impact our results of operation. We and our competitors use equity incentives and sign-on and retention bonuses to help attract, retain and incentivize key personnel. As competition is significant for the services of such personnel, the expense of such incentives and bonuses may increase, which could negatively impact our profitability, or result in our inability to attract or retain such personnel to the same extent that we have in the past. If we are unable to attract and retain these qualified personnel, our growth may be limited, and our business and operating results could materially suffer.

Our policies, procedures and programs to safeguard the health, safety and security of our employees and others may not be adequate.

We expect to add employees as well as independent contractors as we grow our commercial real estate investment banking business. We intend to implement the best practices to safeguard the health, safety and security of our employees, independent contractors, clients and others at our worksites. However, if these policies, procedures and programs are not adequate, or employees do not receive related adequate training or follow them for any reason, the consequences may be severe to us, including serious injury or loss of life, which could impair our operations and cause us to incur significant legal liability or fines as well as reputational damage. Our insurance may not cover, or may be insufficient to cover, any legal liability or fines that we incur for health, safety or security incidents.

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Infrastructure disruptions may disrupt our ability to conduct our business and adversely impact our future revenues.

Our ability to conduct our commercial real estate mortgage banking business may be adversely impacted by disruptions to the infrastructure that supports our businesses and the communities in which they are located. This may include disruptions as a result of political instability, public health crises, attacks on our information technology systems, war or other hostilities, terrorist attacks, interruptions or delays in services from third-party data center hosting facilities or cloud computing platform providers, employee errors or malfeasance, building defects, utility outages, the effects of climate change and natural disasters such as fires, earthquakes, floods and hurricanes. The infrastructure disruptions we may experience as a result of such events could also disrupt our ability to conduct our business. Furthermore, to the extent climate change causes changes in weather patterns, certain regions where we operate could experience increases in storm intensity, extreme temperatures, rising sea-levels and/or drought. Over time, these conditions could result in declining demand for commercial real estate or result in increases in our operating costs. As a result of the above risks, we could incur significant financial liabilities.

Risks Related to our Information Technology, Cybersecurity and Data Protection

Failure to maintain and execute information technology strategies and ensure that our employees adapt to changes in technology could materially and adversely affect our ability to remain competitive in the market.

Our business relies heavily on information technology, including solutions provided by third parties, to deliver services that meet the needs of our clients. If we are unable to effectively execute or maintain our information technology strategies or adopt new technologies and processes relevant to our service platform, our ability to deliver high-quality services may be materially impaired. In addition, we expect to make significant investments in new systems and tools to achieve competitive advantages and efficiencies. Implementation of such investments in information technology could exceed estimated budgets and we may experience challenges that prevent new strategies or technologies from being realized according to anticipated schedules. If we are unable to maintain current information technology and processes or encounter delays, or fail to exploit new technologies, then the execution of our business plans may be disrupted. Similarly, our employees require effective tools and techniques to perform functions integral to our business. Failure to successfully provide such tools and systems, or ensure that employees have properly adopted them, could materially and adversely impact our ability to achieve positive business outcomes.

Interruption or failure of our information technology, communications systems or data services could impair our ability to provide our services effectively, which could damage our reputation and materially harm our operating results.

Our business requires the continued operation of information technology and communication systems and network infrastructure. Our ability to conduct our business may be materially adversely affected by disruptions to these systems or our infrastructure. Our information technology and communications systems are vulnerable to damage or disruption from fire, power loss, telecommunications failure, system malfunctions, computer viruses, cyberattacks, natural disasters such as hurricanes, earthquakes and floods, acts of war or terrorism, employee errors or malfeasance, or other events which are beyond our control. Cyberattacks and viruses pose growing threats to many companies, and we have been a target and may continue to be a target of such threats, which could expose us to liability, reputational harm and significant remediation costs and cause material harm to our business and financial results. In addition, the operation and maintenance of these systems and networks is in some cases dependent on third-party technologies, systems and service providers for which there is no certainty of uninterrupted availability. Any of these events could cause system interruption, delays and loss, corruption or exposure of critical data or intellectual property and may also disrupt our ability to provide services to or interact with our clients, contractors and vendors, and we may not be able to successfully implement contingency plans that depend on communication or travel. Furthermore, while we have certain business interruption and cyber insurance coverage and various contractual arrangements that can serve to mitigate costs, damages and liabilities, any such event could result in substantial recovery and remediation costs and liability to customers, business partners and other third parties. We have crises management, business continuity and disaster recovery plans and backup systems to reduce the potentially adverse effect of such events, but our disaster recovery planning may not be sufficient and cannot account for all eventualities, and a catastrophic event that results in the destruction or disruption of any of our data centers and third-party cloud hosting providers or our critical business or information technology systems could severely affect our ability to conduct normal business operations, and as a result, our future operating results could be materially adversely affected. Our business relies heavily on the use of commercial real estate data. A portion of this data is purchased or licensed from third-party providers for which there is no certainty of uninterrupted availability or accuracy. A disruption of our ability to provide data to our professionals and/or our clients or an inadvertent exposure of proprietary data could damage our reputation and competitive position, and our operating results could be adversely affected.

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Failure to maintain the security of our information and technology networks, including personal information and other client information, intellectual property and proprietary business information could materially adversely affect us.

Security breaches and other disruptions of our information and technology networks, as well as that of third-party vendors, could compromise our information and intellectual property and expose us to liability, reputational harm and significant remediation costs, which could cause material harm to our business and financial results. In the ordinary course of our business, we collect and store sensitive data, including our proprietary business information and intellectual property, and that of our clients and personal information (also referred to as “personal data” or “personally identifiable information”) of our employees, contractors and vendors, in our data centers, networks and third-party cloud hosting providers. The secure collection, use, storage, retention, maintenance, sharing, processing, transfer, transmission, disclosure, and protection (collectively, “Processing”) of this information is critical to our operations. Although we and our vendors continue to implement new security measures and regularly conduct employee training, our information technology and infrastructure may nevertheless be vulnerable to cyberattacks by third parties or breached due to employee error, malfeasance or other disruptions. These risks have been heightened in connection with the ongoing conflict between Russia and Ukraine and we cannot be certain how this new risk landscape will impact our operations. When geopolitical conflicts develop, critical infrastructures may be targeted by state-sponsored cyberattacks even if they are not directly involved in the conflict. An increasing number of companies that rely on information and technology networks have disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their websites or infrastructure. The techniques used to obtain unauthorized access, disable, or degrade service, or sabotage systems, change frequently, may be difficult to detect, and often are not recognized until launched against a target. To date, we have not yet experienced any cybersecurity breaches that have been material, either individually or in the aggregate. However, there can be no assurance that we will be able to prevent any material events from occurring in the future.

Our business is subject to complex and evolving United States laws and regulations regarding privacy, data protection, and cybersecurity. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, increased cost of operations or otherwise harm our business.

We are subject to numerous United States federal, state and local laws and regulations regarding privacy, data protection and cybersecurity that govern the Processing of certain data (including personal information, sensitive information, health information, and other regulated data). For example, the California Consumer Privacy Act of 2018 (CCPA) took effect on January 1, 2020, which broadly defines personal information, gives California residents expanded privacy rights and protections, and provides for civil penalties for certain violations. Furthermore, in November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (CPRA), which amends and expands CCPA with additional data privacy compliance requirements and establishes a regulatory agency dedicated to enforcing those requirements. Additional states including Virginia, Colorado, Utah, and Connecticut, have also passed comprehensive privacy laws with additional obligations and requirements on businesses. These laws and regulations are increasing in severity, complexity and number, change frequently, and increasingly conflict among the various jurisdictions in which we operate, which has resulted in greater compliance risk and cost for us. In addition, we are also subject to the possibility of security breaches and other incidents, which themselves may result in a violation of these laws.

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A significant actual or potential theft, loss, corruption, exposure, fraudulent use or misuse of client, employee or other personal information or proprietary business data, whether by third parties or as a result of employee malfeasance or otherwise, perceived or actual non-compliance with our contractual or other legal obligations regarding such data or intellectual property or a violation of our privacy and security policies with respect to such data could result in significant remediation and other costs, fines, litigation or regulatory actions against us. Such an event could additionally disrupt our operations and the services we provide to clients, harm our relationships with contractors and vendors, damage our reputation, result in the loss of a competitive advantage, impact our ability to provide timely and accurate financial data and cause a loss of confidence in our services and financial reporting, which could adversely affect our business, revenues, competitive position and investor confidence. Additionally, we rely on third parties to support our information and technology networks, including cloud storage solution providers, and as a result have less direct control over our data and information technology systems. Such third parties are also vulnerable to security breaches and compromised security systems, for which we may not be indemnified and which could materially adversely affect us and our reputation.

Legal and Regulatory Related Risks

We are subject to various litigation and regulatory risks and may face financial liabilities and/or damage to our reputation as a result of litigation or regulatory investigations or proceedings.

Our businesses are exposed to various litigation and regulatory risks. Although we maintain insurance coverage for most of this risk, insurance coverage is unavailable at commercially reasonable pricing for certain types of exposures. Additionally, our insurance policies may not cover us in the event of grossly negligent or intentionally wrongful conduct. Accordingly, an adverse result in a litigation against us, or a lawsuit that results in a substantial legal liability for us (and particularly a lawsuit that is not insured), could have a disproportionate and material adverse effect on our business, financial condition and results of operations. Furthermore, an adverse result in regulatory proceedings, if applicable, could result in fines or other liabilities or adversely impact our operations. Prolonged or complex investigations, even if they do not result in regulatory or other proceedings or adverse findings, may result in significant costs that may not be covered by insurance and in diversion of employee resources. In addition, we depend on our business relationships and our reputation for high-caliber professional services to attract and retain clients. As a result, allegations against us, or the announcement of a regulatory investigation involving us, irrespective of the ultimate outcome of that allegation or investigation, may harm our professional reputation and as such materially damage our business and its prospects.

Our business is subject to evolving corporate governance and public disclosure regulations and expectations, including with respect to environmental, social and governance (ESG) matters, that could expose us to numerous risks.

Recently, there has been heightened interest from advocacy groups, government agencies and the general public in ESG matters and increasingly regulators, customers, investors, employees and other stakeholders are focusing on ESG matters and related disclosures. Such governmental, investor and societal attention to ESG matters, including expanding mandatory and voluntary reporting, diligence, and disclosure on topics such as climate change, human capital, labor and risk oversight, could expand the nature, scope, and complexity of matters that we are required to control, assess and report.

Since we are now a public company we will be subject to changing rules and regulations promulgated by a number of governmental and self-regulatory organizations, including the SEC, related to climate change and ESG that could adversely affect our business. These and other rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by the U.S. congress, making compliance more difficult and uncertain. These changing rules, regulations and stakeholder expectations have resulted in, and are likely to continue to result in, increased general and administrative expenses and increased management time and attention spent complying with or meeting such regulations and expectations. For example, developing and acting on new or ongoing initiatives within the scope of ESG, and collecting, measuring and reporting ESG related information and metrics can be costly, difficult and time consuming and subject to evolving reporting standards, including the SEC’s recently proposed climate-related reporting requirements, and similar proposals by other international regulatory bodies. Further, we may choose to communicate certain initiatives and goals, regarding environmental matters, diversity, responsible sourcing and social investments and other ESG related matters, in our SEC filings or in other public disclosures. These initiatives and goals within the scope of ESG could be difficult and expensive to implement and we could be criticized for the accuracy, adequacy or completeness of the disclosure. Statements about our ESG related initiatives and goals, and progress against those goals, may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. We could also be criticized for the scope or nature of such initiatives or goals, or for any revisions thereto. If we are unable to adequately address such ESG matters or if we fail to achieve progress with respect to our goals within the scope of ESG on a timely basis, or at all, or if we or our borrowers fail or are perceived to fail to comply with all laws, regulations, policies and related interpretations, it could negatively impact our reputation and our business results.

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Risks Related to our Internal Controls and Accounting Policies

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and our results of operations and stock price could be materially adversely affected.

The accuracy of our financial reporting is dependent on the effectiveness of our internal controls. We are required to provide a report from management to our stockholders on our internal control over financial reporting that includes an assessment of the effectiveness of these controls. Internal control over financial reporting has inherent limitations, including human error, the possibility that controls could be circumvented or become inadequate because of changed conditions, and fraud. Because of these inherent limitations, internal control over financial reporting might not prevent or detect all misstatements or fraud. If we cannot maintain and execute adequate internal control over financial reporting or implement required new or improved controls that provide reasonable assurance of the reliability of the financial reporting and preparation of our financial statements for external use, we could suffer harm to our reputation, incur incremental compliance costs, fail to meet our public reporting requirements on a timely basis, be unable to properly report on our business and our results of operations, or be required to restate our financial statements, and our results of operations, our stock price and our ability to obtain new business could be materially adversely affected.

We are aware of the following material weaknesses in internal control that could adversely affect our ability to record, process, summarize and report financial data with the attendant risks discussed above: (i) due to our size and limited resources, we currently do not employ the appropriate accounting personnel to ensure (a) we maintain proper segregation of duties, (b) that all transactions are entered timely and accurately, and (c) we properly account for complex or unusual transactions; (ii) due to our size and scope of operations, we currently do not have an independent audit committee in place; and (iii) due to our size and limited resources, we have not properly documented a complete assessment of the effectiveness of the design and operation of our internal control over financial reporting.

Our goodwill and other intangible assets could become impaired, which may require us to take material non-cash charges against earnings.

Under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of our goodwill and other intangible assets has been impaired. Any impairment of goodwill or other intangible assets as a result of such analysis would result in a non-cash charge against earnings, and such charge could materially adversely affect our reported results of operations, stockholders’ equity and our stock price. A significant and sustained decline in our future cash flows, a significant adverse change in the economic environment, slower growth rates or if our stock price falls below our net book value per share for a sustained period, could result in the need to perform additional impairment analysis in future periods. If we were to conclude that a future write-down of goodwill or other intangible assets is necessary, then we would record such additional charges, which could materially adversely affect our results of operations.

Financial, Tax and Accounting-Related Risks

Our financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause our results for a particular period to fall below expectations, resulting in a decline in the price of our company’s common stock.

Our financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond our control. In addition, our auditors have included an explanatory paragraph raising substantial doubt regarding our ability to continue as a going concern in light of our. accumulated deficit of $2,688,468, net loss of $3,115,490 and net cash used in operating activities of $537,869 for the year ended December 31, 2023.

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In addition to the other risks described herein, the following factors could also cause our financial condition and results of operations to fluctuate on a quarterly basis and heighten concerns about our ability to continue as a going concern:

●	the timing and volume of current and new financings;

●	departures of key salespeople;

●	reduction in demand for real estate financing;

●	loss of customers; and

●	inability to find or close accretive acquisitions.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the common stock.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities we have not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), we could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, we will purchase director and officer liability insurance, which has substantial additional premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Risks Related to Legal Matters and Regulations

Privacy concerns and laws, or other regulations, may adversely affect our business.

State and local governments and agencies in the jurisdictions in which we operate, and in which customers operate, have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers and other individuals, which could impact our ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction. The costs of compliance with, and other burdens imposed by, laws, regulations, standards, and other obligations relating to privacy, data protection, and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of our products and services, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or any of our employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage our reputation and brand.

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Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for us and our customers. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions. Further, on November 3, 2020, California voters approved the California Privacy Rights Act (“CPRA”). Although we initiated a compliance program designed to comply with CCPA after consulting with outside privacy counsel, we remain exposed to ongoing legal risks related to the CCPA and the expansion of the CCPA under the CPRA, which becomes effective January 1, 2023. The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection, and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information.

In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that we will meet voluntary certifications or adhere to other standards established by them or third parties. If we are unable to maintain these certifications or meet these standards, it could reduce demand for our solutions and adversely affect our business.

Risks Related to Our Securities

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Our directors, executive officers and their affiliates as a group beneficially own approximately 87% of the outstanding common stock. As a result, these stockholders able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

We have never paid cash dividends on our capital stock, and do not anticipate paying dividends in the foreseeable future.

We have never paid cash dividends on our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of the board of directors and will depend on financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of common stock will be the sole source of gain for the foreseeable future.

There is no active trading market for our shares of our common stock.

There is no active trading market for our common stock. There can be no assurance that a regular trading market for our securities will develop, or that if one develops, that it will be sustained. The trading price of our securities could be subject to wide fluctuations, in response to announcements by us or others, developments affecting us, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of such companies, and may adversely affect the market prices of the securities. Such risks could have an adverse effect on the stock’s future liquidity. In addition, when trading volume is low, significant price movement can be caused by the trading in a relatively small number of shares. Volatility in our common stock could cause stockholders to incur substantial losses.

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Our common stock is subject to the “Penny Stock” Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience and objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements that apply to other public companies, including those relating to auditing standards and disclosure about our executive compensation. Taking advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards applicable to emerging growth companies may make our common stock less attractive to investors.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to auditing standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise or (4) provide certain disclosure regarding executive compensation required of larger public companies.

We intend to take advantage of all of the reduced reporting requirements and exemptions available to emerging growth companies under the JOBS Act, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act, until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our common stock price may be more volatile. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

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Our stock price will be volatile, and you may not be able to sell shares at or above the current price.

The trading price of our common stock may be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

●	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies in the industry or related markets;

●	the timing and magnitude of investments in the growth of the business;

●	actual or anticipated changes in laws and regulations;

●	additions or departures of key management or other personnel;

●	increased labor costs;

●	sales of substantial amounts of our common stock by the Board, executive officers or significant stockholders or the perception that such sales could occur;

●	changes in capital structure, including future issuances of securities or the incurrence of debt; and

●	general economic, political and market conditions.

In addition, broad market and industry factors may seriously affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

The Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

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Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell our common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in common stock unless you sell common stock for a price greater than that which you paid for it.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholder in this offering.

The aggregate proceeds to the Selling Stockholder from the sale of the securities offered by it will be the purchase price of the securities less discounts or commissions, if any. The Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from the sale or other disposition of the securities by the Selling Stockholder.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades under the symbol MMCP and currently trades on the OTCQB market. As of February __, 2025, there were 681 holders of record of our common stock.

The last reported sales price of our common stock on the OTCQB on February 5, 2025, was $0.60 per share.

Dividend Policy

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the Selling Stockholder. We do not know how long the Selling Stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares of our common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the Selling Stockholder as of February 6, 2025. The percentages of shares owned before and after the offering are based on 100,055,935 shares of common stock outstanding as of February 6, 2025, and the 1,788,227 shares of common stock offered by this prospectus. The information in the table below with respect to the Selling Stockholder has been obtained from the Selling Stockholder. solely on information supplied to us by the Selling Stockholder and assumes the sale of all the shares offered hereby. Other than as described in the footnotes below, the Selling Stockholder has not, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities, or are broker-dealers or affiliates of a broker-dealer. Information concerning the Selling Stockholder may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)(2)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Common Stock Owned After the Offering)
SSS Financial and Tax Services LLC(3)	1,788,227	1,788,227	0	0%

*	Denotes less than 1%

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in these footnotes.
(2)	Represents the amount and percentage of shares in the event all of the registered securities are sold during the offering.
(3)	SSS Financial and Tax Services LLC is managed by Jagruti Patel. The business address of this stockholder is 153 Regency Drive, Bartlett, IL 60103.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

General

Our executive offices are located at 1141 W. Randolph St., Chicago, IL. 60607, telephone (312) 642-0100. Our corporate website address is www.magmilecapital.com.

Overview

Following our merger with Megamile Capital, Inc. on March 30, 2023, we applied to FINRA for a new symbol to reflect our filing with the Oklahoma Secretary of State to change our name from Myson, Inc. to Mag Mile Capital, Inc. and assumed the business of Mag Mile Capital, Inc. and on September 5, 2023 we began trading on the OTC:Pink market under the name Mag Mile Capital, Inc. and the symbol MMCP. On January 30, 2025, our shares began trading on the OTCQB.

Results of Operations

Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

Revenue and Gross Profit

Our revenue from commission income for the years ended December 31, 2023 and 2022, was $1,919,243 and $3,321,837, respectively, a decrease of $1,402,594 or 42.2%. The decrease was driven mainly by the rise in interest rates and the drop in transaction activity.

Our commission expense for the years ended December 31, 2023 and 2022, was $802,464 and $1,250,920, respectively, a decrease of $448,456 or 35.9%. Commission expenses decreased in conjunction with our large decrease in revenue.

Our commission expense – related party, for the years ended December 31, 2023 and 2022, was $678,750 and $495,625, respectively, an increase of $183,125 or 36.9%. Related party commission expense increased during the reverse merger when the related party commission agreement was put in place at 55% of all closed deals. Prior to the reverse merger, the related party was 100% owner of the company, some of the commission expense was left in the company and paid out as dividends.

Gross Profit is our main revenue metric as it is net of commissions paid. We had a gross profit of $438,029 for the year ended December 31, 2023, compared to $1,575,292 for the year ended December 31, 2022.

Operating Expenses

For the year ended December 31, 2023, we recognized $1,582,072 for the fair value of warrants issued. We had no similar expense in the prior period.

Professional fees for the years ended December 31, 2023 and 2022, were $590,607 and $38,123, respectively, an increase of $552,484. Professional fees increased mainly because of legal fees associated with our acquisition. We also issued 894,113 shares of common stock to an attorney for total non-cash expense of $447,057.

Payroll expense for the years ended December 31, 2023 and 2022, was $360,341 and $244,104, respectively, an increase of $116,237 or 47.6%. Our payroll expense increased in the current period due to the increase in Chairman and CEO salary along with the hiring of an administrative assistant and a business intern who assisted in marketing.

General and administrative expenses for the years ended December 31, 2023 and 2022, were $549,628 and $428,875, respectively, an increase of $120,753 or 28.2%. In the current period we issued 894,113 shares of common stock for services for total non-cash expense of $447,057. This was offset with a decrease in expenses associated with public relations and recruiting expense of $24,834 and a decrease for contract labor of $30,638.

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Other Expense

We incurred interest expense of $11,065 for the year ended December 31, 2023, compared to $0 for the year ended December 31, 2022.

Net Loss

We had a net loss of $3,115,490 for the year ended December 31, 2023, compared to net income of $864,190 for the year ended December 31, 2022. The large net loss in the current period is the result of the $1,582,072 of non-cash expense incurred for the issuance of warrants.

Liquidity and capital resources.

As of December 31, 2023, we had cash of approximately $56,000 and working capital of approximately $220,000.

During the year ended December 31, 2023, we used $367,869 of cash in operating activities. Our cash flows used in operating activities is primarily a result of (i) our net loss of $3,115,490, adjusted for non-cash activity of $2,536,537 and (ii) and a net change in operating assets and liabilities of $41,084. In the prior period operating activities provided $231,577 of cash.

We used no cash in investing activities for the years ended December 31, 2023 and 2022.

During the year ended December 31, 2023, we received $50,000 of cash from related party loans and $170,000 from the sale of common stock. In the prior period we received $77,649 of cash from related party loans and used $87,490 for shareholder distributions.

Results of Operations

Results of Operations for the Three Months Ended September 30, 2024 Compared to the Three Months Ended September 30, 2023

Revenue and Gross Profit

Our revenue from commission income for the three months ended September 30, 2024 and 2023, was $254,550 and $376,800, respectively, a decrease of $122,250 or 32.4%. Revenue in the current period decreased due to challenging market conditions leading up to the U.S. Presidential Elections and rapid rise in interest rates leading to a slower deal activity in the market.

Our commission expense for the three months ended September 30, 2024 and 2023, was $216,453 and $103,069, respectively, an increase of $113,069 or 110%. We saw an increase in commission expense due to the timing of revenue receipts for which the commissions were paid on. Additionally, $93,125 was commission paid on a transaction back to the client in form a revenue rebate.

Our commission expense – related party, for the three months ended September 30, 2024 and 2023, was $250,594 and $35,750 respectively, an increase of $214,844 or 601%. Related party commission expense increased due to the timing of revenue receipts for which the commissions were paid on. Related party commission expense is for commission paid to Park River Investments, LLC, a company owned by the Chairman and CEO, where the Chairman and CEO was the procuring cause for the revenue.

Gross Profit is our main revenue metric as it is net of commissions paid. We had a negative gross profit of $212,497 for the three months ended September 30, 2024, compared to a gross profit of $237,981 for the three months ended September 30, 2023.

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Operating Expenses

Professional fees for the three months ended September 30, 2024 and 2023, were $13,900 and $41,032, respectively, a decrease of $27,132 or 66.1%. Professional fees consist mainly of legal, audit and accounting fees. In the current period we had decreases to both audit and legal expense of approximately $18,550 and $10,700, respectively. This is due to better management of the expenses and running efficient operations.

Payroll expense for the three months ended September 30, 2024 and 2023, was $77,120 and $132,556, respectively, a decrease of $55,436 or 41.8%. In the prior period we incurred a bonus expense that was not incurred in the current period.

General and administrative (“G&A”) expenses for the three months ended September 30, 2024 and 2023, were $144,804 and $144,657, respectively, an increase of only $147.

Other Expense

We incurred interest expense of $2,194 for the three months ended September 30, 2024, compared to $3,655 for the three months ended September 30, 2023.

Net Loss

We had a net loss of $450,514 for the three months ended September 30, 2024, compared to a net loss of $83,919 for the three months ended September 30, 2023. We had an increase in our net loss due to the reasons discussed above.

Results of Operations for the Nine Months Ended September 30, 2024 Compared to the Nine Months Ended September 30, 2023

Revenue and Gross Profit

Our revenue from commission income for the nine months ended September 30, 2024 and 2023, was $2,051,443 and $1,491,111, respectively, an increase of $560,332 or 37.6%. Revenue in the current period increased due to several new large loans originated through the Commercial Mortgage Backed Securities (“CMBS”).

Our commission expense for the nine months ended September 30, 2024 and 2023, was $807,080 and $459,310, respectively, an increase of $347,770 or 75.7%. We saw an increase in commission expense due to deals closed by loan originators with beneficial commission structures.

Our commission expense – related party, for the nine months ended September 30, 2024 and 2023, was $522,749 and $533,750 respectively, a decrease of $11,001 or 2.1%. Related party commission expense decreased due to a new commission agreement that lowered the percentage to 55% of all closed deals.

Gross Profit is our main revenue metric as it is net of commissions paid. We had a gross profit of $721,614 for the nine months ended September 30, 2024, compared to $498,051 for the nine months ended September 30, 2023.

Operating Expenses

Stock based compensation for the nine months ended September 30, 2024 was $0 compared to $1,582,072 for the nine months ended September 30, 2023, for expense related to the issuance of warrants.

Professional fees for the nine months ended September 30, 2024 and 2023, were $72,700 and $570,351, respectively, a decrease of $497,651 or 87.3%. Professional fees consist mainly of legal, audit and accounting fees. In the prior year we issued 894,113 shares of common stock to an attorney for total non-cash expense of $447,057.

Payroll expense for the nine months ended September 30, 2024 and 2023, was $244,282 and $280,717, respectively, a decrease of $36,435 or 13%. In the prior period we incurred a bonus expense that was not incurred in the current period.

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General and administrative (“G&A”) expenses for the nine months ended September 30, 2024 and 2023, were $433,480 and $815,137, respectively, a decrease of $381,657 or 46.8%. In the prior period we issued 894,113 shares of common stock for services for total non-cash expense of $447,057.

Other Expense

We incurred interest expense of $6,580 for the nine months ended September 30, 2024, compared to $8,872 for the nine months ended September 30, 2023.

Net Loss

We had a net loss of $35,428 for the nine months ended September 30, 2024, compared to a net loss of $2,759,098 for the nine months ended September 30, 2023. We had an increase from a net loss in the prior period to new income in the current period due to the reasons discussed above.

Liquidity and capital resources.

As of September 30, 2024, we had cash of approximately $15,600 and working capital of approximately $241,500.

During the nine months ended September 30, 2024, we used $60,592 of cash in operating activities. Our cash flows used in operating activities is primarily a result of (i) our net loss of $35,428, adjusted for non-cash activity of $72,277 and (ii) an increase in draws against commissions and accounts receivable and decrease of accounts payable of $33,644 and $48,300, respectively. During the nine months ended September 30, 2023, we used $235,104 of cash in operating activities. Our cash flows used in operating activities is primarily a result of (i) our net loss of $2,759,098, adjusted for non-cash activity of $2,667,621 and (ii) an increase of $136,039 in accounts receivable and decrease of accounts payable of $7,588.

We used no cash in investing activities for the nine months ended September 30, 2024 and 2023.

During the nine months ended September 30, 2024, we received $110,000 of cash from related party loans, all of which $90,000 was repaid. In the prior period we received $48,060 from a related party and used $45,077 for shareholder distributions.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Refer to Note 2 of our financial statements contained elsewhere in this prospectus for a summary of our critical accounting policies and recently adopted and issued accounting standards.

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BUSINESS

Overview

We were incorporated on July 8, 2021, as an Oklahoma corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On May 11, 2022, the G. Reed Petersen Irrevocable Trust agreed to sell for $495,000 pursuant to a Stock Purchase Agreement all 1,000 issued and outstanding Series A preferred shares of the Company to Reddington Partners LLC, thus constituting a change of control of the Company. The sale of the control shares to Reddington Partners LLC was completed on May 17, 2022. Under the terms of the Stock Purchase Agreement, G. Reed Petersen resigned as the Company’s sole officer and director on June 5, 2022, and on June 6, 2022, Henrik Rouf became the Company’s sole officer and director.

The Series A preferred shares were convertible into 10,000,000 shares of our common stock which, upon conversion, represented approximately 98.7% of our outstanding common shares. On June 8, 2022, Reddington Partners LLC converted the 1,000 shares of Series A preferred into 10,000,000 shares of our common stock.

On March 30, 2023, we entered into a Reorganization Agreement with Mag Mile Capital, a full-service commercial real estate mortgage banking firm headquartered in Chicago with offices in the states of New York, Massachusetts, Connecticut, Florida, Texas, Michigan, Colorado and Nevada. Mag Mile Capital is a national platform comprised of capital markets specialists with extensive experience in real estate bridge financing, mezzanine and permanent debt placement and equity arrangements throughout the full capital stack and across all major real estate asset classes nationwide, including hotels, multifamily, office, retail, industrial, healthcare, self-storage and special purpose properties, offering access to structured debt and equity advisory solutions and placement for real estate investors, developers, and entrepreneurs, Mag Mile Capital leverages a wide variety of lending relationships and equity capital connections as a leading national real estate mortgage intermediary. Its personnel have collectively raised over $9 billion in real estate financing during their combined 29 years of experience in this industry.

Competition

We face competition from global, national, regional and local commercial real estate mortgage banking firms, many of which have greater financial resources than us. Although the commercial real estate loan brokerage industry remains highly fragmented and competitive, many of our competitors have a stronger position in certain local and regional markets. Among our primary competitors are large national and global firms, such as Jones Lang LaSalle Incorporated (JLL), Cushman & Wakefield plc, Colliers International Group Inc., Savills plc, and Newmark Group Inc.

Human Capital

People & Culture

People are at the center of our strategy to deliver measurably superior outcomes for clients, and therefore we place a high priority on attracting, retaining and developing the best talent. Our human capital programs are designed to help prepare our professionals to succeed in their current and future roles, develop our leaders of tomorrow, reward our people with competitive pay and benefits, foster an engaging and inclusive workplace, and improve productivity through investments in technology, tools and resources. At December 31, 2024, we had approximately ten individuals who are consultants but four of whom we expect to hire as employees following our closing on additional financing.

Diversity, Equity & Inclusion (DE&I)

We believe that our Company will be better served when people of different background and life experiences come together to produce great results for our clients, communities and each other. We are committed to increasing the diversity of our workforce, strengthening an inclusive culture where everyone is valued and supported in achieving their full potential, and investing in the communities where we live and work.

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Total Rewards

We intend to provide competitive total rewards programs in all the markets in which we operate, including fixed and variable pay, and comprehensive, company-specific benefits. Additionally, we expect to allow future managers to implement flexible work arrangements, such as compressed work weeks and flextime, after considering several factors such as the nature of the employee’s work. We remain committed to providing eligible employees with meaningful and affordable benefits. We provide a variety of programs to support holistic physical and behavioral health, short and long-term financial stability, family planning and emotional resiliency for employees at any stage in their career.

Intellectual Property

We rely on a combination of unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. Our success depends in part upon our ability to obtain and maintain proprietary protection for our products, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing our proprietary rights.

We enter into agreements with our employees, contractors, customers, partners and other parties with which we do business to limit access to and disclosure of our technology and other proprietary information. We cannot be certain that the steps it has taken will be sufficient or effective to prevent the unauthorized access, use, copying or the reverse engineering of our technology and other proprietary information, including by third-parties who may use our technology or other proprietary information to develop products and services that compete with us. Moreover, others may independently develop technologies that are competitive with us or that infringe on, misappropriate or otherwise violate our intellectual property and proprietary rights, and policing the unauthorized use of our intellectual property and proprietary rights can be difficult. The enforcement of our intellectual property and proprietary rights also depends on any legal actions we may bring against any such parties being successful, but these actions are costly, time-consuming and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated.

We intend to continue to regularly assess opportunities for seeking patent protection for those aspects of our technology, designs and methodologies that we believe provide a meaningful competitive advantage. However, our ability to do so may be limited until such time as it is able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in our intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees which, if we unable to pay, may result in loss of our patent rights as previously occurred. If we are unable to do so, our ability to protect our intellectual property or prevent others from infringing its proprietary rights may be impaired.

Facilities

Our headquarters are located in Chicago Illinois and additional offices in Ann Arbor, Michigan, Dallas, Texas, Houston, Texas, Orlando, Florida, New York, New York and Westport, Connecticut, where we currently utilize shared office space with a monthly lease term. We believe this space is sufficient to meet our needs for the foreseeable future and that any additional space we may require in any of these metropolitan areas will be available on commercially reasonable terms.

Employees

We currently have only one full-time employee, Rushi Shah, and currently use consultants to perform, loan originations and closings, loan underwriting, marketing, bookkeeping and accounting. We expect to convert most of these individuals to employees in the near future following receipt of sufficient funding to do so. We will strive to offer competitive employee compensation and benefits to attract and retain a skilled and diverse work force.

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Legal Proceedings

We are not party to any material legal proceedings. From time to time, we may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Our business and affairs are managed by or under the direction of our Board of Directors. We are currently evaluating potential director nominees and executive officer appointments but currently have only the following person serving as a member of our Board of Directors and in the roles of the following officers:

Name	Age	Position
Executive Officers
Rushi Shah	39	President, Chief Executive Officer, CFO, Secretary and Director

Executive Officers

Rushi Shah. Mr. Shah serves as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors. Mr. Shah has served as Mag Mile Capital’s Chief Founder and Chief Executive Officer since December 2016. He has established Mag Mile Capital’s strategic goals and led its innovation initiatives, as well as arranging commercial debt and equity financing for many real property types nationwide. From June 2014 through November 2016, Mr. Shah was Executive Vice President for Aries Capital, closing over $250 million in debt and equity real estate financings in his first two years, launching a streamlined online-based lending platform, and expanding Aries Capital’s already extensive capital source network. Mr. Shah also established the firm as a Club Blue Founding Member and provider of a preferred financing and revenue- sharing program for members of the largest hotel owners’ association in the world, the Asian American Hotel Owners Association (AAHOA). From June 2005 to June 2014, Mr. Shah held a variety of executive positions at Chicago’s Northern Trust Bank in its Derivatives Credit Strategy, Structured Finance, Private Equity Fund and Hedge Fund groups, as well as its London offices. Mr. Shah was part of the Northern Trust’s prestigious leadership development rotational program. During his tenure at the bank, Mr. Shah participated in closing over 300 commercial finance transactions nationally, helped build a risk measurement framework for exotic interest rate derivatives and foreign exchange instruments, launched the technology solution and models for the bank’s over-the- counter derivatives activity and helped develop and manage the interest rates risk management solutions business for National Trust’s institutional and sophisticated wealth clients that generated over $30 million in new revenues for National Trust over four years and led to an operational overhaul that revolutionized the servicing and reporting process.

Mr. Shah received a Bachelor of Science in Accounting and Finance from the University of Illinois at Chicago where he graduated with honors and a Master of Business Administration from the University of University of Chicago Booth School of Business. He was also awarded a fellowship in the Riordan Fellows Program at the Anderson School of Management at UCLA.

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In addition to being highly active within AAHOA, Mr. Shah is a member of ICSC, Real Estate Investment Association and the Self Storage Association. He frequently serves as a panelist at local and national industry events and is a contributor to multiple real estate publications and a member of the Forbes Finance Council. Mr. Shah is a subject matter expert and has a monthly finance column for the past six years for the hotel industry’s magazine, Today’s Hotelier.

We believe Mr. Shah is qualified to serve on the Company’s Board in light of his extensive experience in rea estate financing and having served for over six years as Mag Mile Capital’s Chief Executive Officer.

Board Composition

The Company’s business and affairs are organized under the direction of the Board. The Board consists of one member, Rushi Shah, who also serves as Executive Chairman of the Board. Henrik Rouf resigned as director of the Company effective as of the closing date the merger between Mag Mile Capital and the Company. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to the Company’s new management. The Board will meet on a regular basis and additionally as required.

Director Independence

The Board does not have any independent directors who qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC. The Board serves as the audit committee.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not anticipate having a standing risk management committee but rather anticipates administering this oversight function directly through the Board. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s major financial risk exposures and the steps its management takes to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Board also monitors compliance with legal and regulatory requirements.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits directors’ liability to the fullest extent permitted under the Oklahoma General Corporation Act (“OGCA). The OGCA provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

● for any transaction from which the director derives an improper personal benefit;

● for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

● for any unlawful payment of dividends or redemption of shares; or

● for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the OGCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors will be eliminated or limited to the fullest extent permitted by the OGCA, as so amended.

Oklahoma law and the Company’s bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

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The Company intends to obtain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe this will be necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all or employees, executive officers and directors. The Code of Conduct is available on our website at www.magmilecapital.com. The Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Director Independence

Our Board does not have any independent directors who qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC. The Board will serve as the audit committee.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all the Company’s employees, executive officers and directors. The Code of Conduct is available on our website at www.magmilecapital.com. The Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We will disclose any amendments to the Code of Conduct, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of the Company during the years ended December 31, 2023 and 2022; and (ii) each other individual that served as an executive officer of the Company at the conclusion of the years ended December 31, 2023 and 2022 and who received more than $100,000 in the form of salary and bonus during such year. For purposes of this report, these individuals are collectively the “named executive officers” of our Company.

On March 30, 2023, Henrik Rouf resigned as President and Chairman of the Board of Directors under the terms of the Reorganization Agreement and Rushi Shah was appointed as the sole member of the Board and to the positions of CEO, CFO and Secretary of the Company.

Name and Position	Years	Salary		Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total

Rushi Shah,	2024		$163,461	-	-	-	-	-	-	$163,461
Chairman, President.	2023		$250,000							$250,000
Chief Executive Officer and Chief Financial and Accounting Officer		$		-	-	-	-	-	-	$-
Henrik Rouf,	2023	$								$-
President			-	-	-	-	-	-		-

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Employment and Advisory Agreements

We entered into an employment agreement with Rushi Shah, our President, CEO, CFO and Secretary. Under the terms of his employment agreement, Mr. Shah s annual base salary is $250,000 in addition to 55% of all fees paid to Mag Mile Capital for those transactions directly attributable to his efforts. Mr. Shah is eligible for bonuses in cash and/or stock as mutually agreed to by Mr. Shah and the Board, restricted stock and stock option awards at the discretion of the Board and to participate in the Company’s health and welfare benefit plans maintained for the benefit of Company employees. Mr. Shah’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Under the terms of Mr. Shah’s employment agreement, in the event of a termination for good reason by Mr. Shah, he will receive 12 months of his the-current base salary to be paid over a period of six months and an acceleration of vesting for all unvested stock or stock option grants.

The foregoing descriptions of each of the employment agreement with Mr. Shah is a summary only and is qualified in their entirety by the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Equity Compensation Plan Information

On July 5, 2023, our Board of Directors and stockholders adopted our 2023 Stock Incentive Plan (the “2023 Plan”). The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the Plan, we are authorized to issue up to 20,000,000 shares of common stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long-term incentive awards.

Administration. The 2023 Plan is administered by our Board of Directors or the committee or committees as may be appointed by the Board of Directors from time to time (the “Administrator”). The Administrator determines the persons who are to receive awards, the types of awards to be granted, the number of shares subject to each such award and the terms and conditions of such awards. The Administrator also has the authority to interpret the provisions of the 2023 Plan and of any awards granted there under and to modify awards granted under the 2023 Plan. The Administrator may not, however, reduce the price of options or stock appreciation rights issued under the 2023 Plan without prior approval of the Company’s shareholders.

Eligibility. The 2023 Plan provides that awards may be granted to our employees, officers, directors and consultants or of any parent, subsidiary or other affiliate of the Company as the Administrator may determine. A person may be granted more than one award under the 2023 Plan.

Shares that are subject to issuance upon exercise of an option under the 2023 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 2023 Plan but are forfeited or repurchased by the Company at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2023 Plan.

Terms of Options and Stock Appreciation Rights. The Administrator determines many of the terms and conditions of each option and SAR granted under the 2023 Plan, including whether the option is to be an incentive stock option or a non-qualified stock option, whether the SAR is a related SAR or a freestanding SAR, the number of shares subject to each option or SAR, and the exercise price of the option and the periods during which the option or SAR may be exercised. Each option and SAR is evidenced by a grant agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2023 Plan):

(a) Vesting and Exercisability: Options, restricted shares and SARs become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Administrator in its discretion and as set forth in the related grant agreement. The term of each option is also set by the Administrator. However, a related SAR will be exercisable at the time or times, and only to the extent, that the option is exercisable and will not be transferable except to the extent that the option is transferable. A freestanding SAR will be exercisable as determined by the Administrator but in no event after 10 years from the date of grant.

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(b) Exercise Price: Each grant agreement states the related option exercise price, which, in the case of SARs, may not be less than 100% of the fair market value of the Company’s shares of common stock on the date of the grant. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of shares of the Company’s common stock on the date of grant.

(c) Method of Exercise: The option exercise price is typically payable in cash, common stock or a combination of cash of common stock, as determined by the Administrator, but may also be payable, at the discretion of the Administrator, in a number of other forms of consideration.

(d) Recapitalization; Change of Control: The number of shares subject to any award, and the number of shares issuable under the 2023 Plan, are subject to proportionate adjustment in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like. Except as otherwise provided in any written agreement between the participant and the Company in effect when a change in control occurs, in the event an acquiring company does not assume plan awards (i) all outstanding options and SARs shall become fully vested and exercisable; (ii) for performance-based awards, all performance goals or performance criteria shall be deemed achieved at target levels and all other terms and conditions met, with award payout prorated for the portion of the performance period completed as of the change in control and payment to occur within 45 days of the change in control; (iii) all restrictions and conditional applicable to any restricted stock award shall lapse; (iv) all restrictions and conditions applicable to any restricted stock units shall lapse and payment shall be made within 45 days of the change in control; and (v) all other awards shall be delivered or paid within 45 days of the change in control.

(e) Other Provisions: The option grant and exercise agreements authorized under the 2023 Plan, which may be different for each option, may contain such other provisions as the Administrator deems advisable, including without limitation, (i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of the Company to repurchase unvested shares held by an optionee upon termination of the optionee’s employment at the original purchase price.

Amendment and Termination of the 2023 Plan. The Administrator, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 2023 Plan or amend the 2023 Plan in any respect; provided that the Administrator may not, without approval of the stockholders, amend the 2023 Plan in a manner that requires stockholder approval.

PRINCIPAL SECURITYHOLDERS

The following table sets forth certain information as of February 6, 2025, the beneficial ownership of our common stock by the following persons:

●	each person or entity who, to our knowledge, owns more than 5% of our common stock;

●	our executive officers named in the Summary Compensation Table above;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o 1141 W. Randolph St., Chicago, IL. 60607, and our telephone number is (312) 642-0100. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder. The beneficial ownership percentages set forth in the table below are based on approximately 100,055,935 shares of our common stock issued and outstanding as of February __, 2025.

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Name and Address of Beneficial Owner	Class of Securities	No. of Shares	% of Class

Rushi Shah(1)	Common	87,424,424	87%

Nordicus Partners Corporation(2)	Common	5,000,000	5%

All Officers and Directors as a Group (1 person)	Common	87,424,424	87%

(1)	Officer and/or director of our Company.
(2)	Nordicus Partners Corporation is a publicly traded company (NORD:OTCQB).

We have agreed to keep such registration effective until all shares of our common stock can be sold without registration pursuant to Rule 144 under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

The Company has an office lease dated January 1, 2023, with a term of five years for 1,625 square feet at 1141 W. Randolph Street, Floor 2, Chicago, IL 60607 with 1141 W. Randolph, LLC, a company owned and controlled by Rushi Shah. The lease requires a monthly rental payment of approximately $4,062 with an annual rate adjustment of 3% which we believe is a market rate for this space.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Certificate of Incorporation authorizes 480,000,000 shares of common stock and 20,00,000 shares of preferred stock, each with a par value of $.00001 per share. As of February 6, 2025, we had 100,055,935 shares of common stock and -0- preferred shares outstanding.

Issued and Outstanding Capital Stock

The issued and outstanding securities of the Company on the date of this prospectus are

●	100,055,935 shares of common stock.

Description of Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors. The common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

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Description of Preferred Stock

We are authorized, subject to limitations prescribed by Oklahoma law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any associated qualifications, limitations or restrictions. The Board also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

We have 20,000,000 shares of preferred stock authorized of which we have designated 1,000,000 shares of Series A preferred stock, none of which are issued and outstanding.

Voting Rights

Holders of our Series A preferred stock are entitled to 100,000 votes for each share of Series A preferred held on all matters submitted to a vote of stockholders.

Conversion Rights

Holders of our Series A preferred stock have the right to conversion at the election of the holder into 10,000 shares of our common stock for each share of Series A preferred.

Dividends

Holders of Series A preferred stock are entitled to receive dividends, out of funds legally available for that purpose, on the same terms and conditions as that of holders of common stock, as may be declared by the Board of Directors, as if the holders had converted the Series A preferred into shares of our common stock immediately prior to declaration of such dividends.

Liquidation Rights

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A preferred stock will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount on parity with the holders of common stock on the basis of the holders of the Series A preferred having converted their shares of Series A preferred immediately prior to the record date of such dividend.

Description of Warrants

We issued warrants to purchase a total of 5,000,000 shares of our common stock in connection with the Reorganization Agreement. The warrants are exercisable until December 31, 2024, at an exercise price of $0.50 per share of warrant stock.

Anti-Takeover Provisions

Certain provisions of Oklahoma law, our amended certificate of incorporation and our bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

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Amended Certificate of Incorporation and Bylaw Provisions

Our amended certificate of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Board of Directors Vacancies

Our amended certificate of incorporation and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

No Cumulative Voting

The Oklahoma General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended Certificate of Incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Amendments to our amended Certificate of Incorporation will require the approval of the holders of at least a majority of the voting power of the outstanding shares of our common stock. Our bylaws will provide that the approval of the holders of at least a majority of the voting power of the outstanding shares of our common stock to amend or adopt any provision of our bylaws.

Issuance of Undesignated Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 20,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note that stockholders cannot waive compliance (or consent to non-compliance) with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

Our transfer agent is Transfer Online, 512 SE Salmon Street, Portland, Oregon 97214, telephone (503) 227-2950.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation limits directors’ liability to the fullest extent permitted under the Oklahoma General Corporation Act (“OGCA). The OGCA provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

● for any transaction from which the director derives an improper personal benefit;

● for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

● for any unlawful payment of dividends or redemption of shares; or

● for any breach of a director’s duty of loyalty to the corporation or its stockholders.

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If the OGCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors will be eliminated or limited to the fullest extent permitted by the OGCA, as so amended.

Oklahoma law and our bylaws provide that we will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Company intends to obtain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe this will be necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

We have a limited public market for our common stock and a limited number of shares in the public float. Sales of substantial amounts of our common stock in the public market resulting from this offering could adversely affect the prevailing market price and our ability to raise capital in the future.

As of the date of this prospectus, we have 100,055,935 shares of common stock issued and outstanding. All 1,788,227 shares included in this offering will be freely tradable without restriction or further registration under the Securities Act. Of the 100,055,935 shares of our common stock outstanding prior to the completion of this offering and held by existing stockholders, approximately 67,455 shares are currently free trading and the remaining are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least six months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	One percent of the number of shares of common stock then outstanding, which will equal approximately 1,000,559 shares immediately after this offering; or

●	The average weekly trading volume of the common stock on a national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

●	In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:

●	are preceded by a notice filing on Form 144;

●	are limited to broker’s transactions, as such term is defined under Section 4(a)(4) of the Securities Act; and

●	only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144. If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144. Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

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Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such shares 90 days after the effective date of this offering in reliance of Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker- dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may in the future be subject to such penny stock rules in which care our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

PLAN OF DISTRIBUTION

The Selling Stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of its securities or interests in such securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions. The Selling Stockholder may offer and sell the common stock registered pursuant to this prospectus at the at a fixed price of $0.60 per share, the last sales price of our common stock on February __, 2025.

The aggregate proceeds to the Selling Stockholder from the sale of the securities offered by it will be the purchase price of the securities less discounts or commissions, if any. The Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from the sale or other disposition of the securities by the Selling Stockholder.

The Selling Stockholder also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholder and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the name of the Selling Stockholder, the respective purchase prices and public offering price, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8% of the gross proceeds from the sale of such securities.

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To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, the securities may not be sold unless they have been registered or qualified for sale under the applicable state securities laws, or an exemption from registration or qualification requirements is available and is complied with, or registration or qualification is otherwise not required.

We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholder and its affiliates. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market. The securities can only be offered if they are qualified for sale or are exempt from qualification in the states in which the Selling Stockholder or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security re-sales.

LEGAL MATTERS

Allen & Thomas, LLP, 305 Broadway, 7th Floor, New York, NY 10007, will pass upon the validity of the shares of our common stock being offered by this prospectus.

EXPERTS

The financial statements of the Company as of and for the years ended December 31, 2023 and 2022 included in this prospectus have been audited by Fruci & Associates II, PLLC and Olayinka Oyebola & Co., respectively, each an independent registered public accounting firm as set forth in their respective reports and are included in reliance upon such reports given on the authority of each such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www. humblpay.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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MAG MILE CAPITAL, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Mag Mile Capital, Inc. December 31, 2023 and 2022 Audited Financial Statements

Mag Mile Capital, Inc. September 30, 2024 and 2023 Unaudited Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Mag Mile Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Mag Mile Capital, Inc. (“the Company”) as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a net loss and used cash in operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Revenue Recognition – Refer to Note 2 to the financial statements.

Description of the Critical Audit Matter

The Company records revenue when control of the promised services is transferred to customers, at a specific point in time and on a commission basis. This area is designated as a critical audit matter due to the substantial judgment required by management in applying the principles of revenue recognition.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to revenue recognition included the following, among others:

●	Evaluation of Revenue Recognition Policies: We reviewed the company’s policies on revenue recognition to ensure they align with ASC 606 requirements. This included a thorough examination of the supporting documentation to validate the reasonableness of their application.
●	Understanding Management’s Process: We gained an in-depth understanding of the process management uses to determine when performance obligations are met, ensuring it aligns with the outlined revenue recognition criteria.
●	Substantive Testing of Revenue Transactions: We conducted substantive tests on selected revenue transactions. The extent of our testing was based on an assessment of the associated risks, ensuring comprehensive coverage of significant areas.

Collectability of Accounts Receivable – Refer to Note 2 to the financial statements.

Description of the Critical Audit Matter

We identified this as a critical audit matter due to the significant judgments and estimates made by management in evaluating the likelihood of collection, which are affected by various factors including changes in employment conditions, current economic conditions, and historical collection rates.

How the Critical Audit Matter Was Addressed in the Audit

Our key audit procedures related to the collectability of accounts receivable included the following, among others:

●	Evaluation of the Allowance for Doubtful Accounts: We assessed the methodologies and assumptions used by management to estimate the allowance for doubtful accounts. This involved analyzing historical collection data, reviewing changes in customer credit risk profiles, and considering the impact of current economic conditions on customers’ ability to pay.
●	Testing of Accounts Receivable Aging: We performed tests on the aging of accounts receivable to assess the accuracy of the aging categories used by management and to evaluate the effectiveness of internal controls over the categorization and reporting of aged receivables.
●	Substantive Testing of Receivables: We conducted substantive tests on a sample of receivable balances, including subsequent cash receipts testing and examination of correspondence with customers about their outstanding balances to validate the existence and collectability of reported amounts.

Reverse Recapitalization – Refer to Notes 1 & 4 to the financial statements.

Description of the Critical Audit Matter

The Company engaged in a reverse recapitalization, which is considered a significant unusual transaction. This event is complex due to the unique accounting and financial reporting requirements, including the determination of the accounting acquirer, the valuation of consideration transferred, and the application of business combination accounting under ASC 805. We identified this as a critical audit matter due to the significant judgments and estimates involved, particularly in the valuation of intangible assets acquired and liabilities assumed, and the potential impact on the financial statements.

How the Critical Audit Matter Was Addressed in the Audit

Our key audit procedures related to the reverse recapitalization included the following, among others:

●	Assessment of Transaction Structure and Accounting Treatment: We evaluated the structure of the reverse recapitalization transaction and the appropriateness of the accounting treatment applied by management. This involved a detailed analysis of the terms of the merger agreement and consultation with our valuation specialists.
●	Review of Valuation of Consideration Transferred: We reviewed the valuation methodologies used by management to determine the fair value of the consideration transferred as part of the transaction. This included the examination of share price at the transaction date and any other related financial instruments involved.
●	Testing of the Identification and Valuation of Assets Acquired and Liabilities Assumed: We tested the processes used by management to identify and value the assets acquired and liabilities assumed during the reverse recapitalization. This involved reviewing the valuation reports prepared by third-party valuation experts and performing our own independent testing on key assumptions such as discount rates and projected cash flows.
●	Evaluation of Disclosure Completeness: We assessed whether all required disclosures related to the reverse recapitalization were appropriately included in the financial statements, ensuring completeness and transparency of the transaction’s impact on the financial position and performance of the Company.

Fruci & Associates II, PLLC – PCAOB ID #05525 We have served as the Company’s auditor since 2023. Spokane, Washington
April 24, 2024

F-3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

MAG MILE CAPITAL, INC.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mag Mile Capital, Inc (the ‘Company’) as of December 31, 2022, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Restated Financial Statements

We draw your attention to note 13 to the financial statements on the correction of error on the December 31, 2022, balance sheet and statement of operations, as well as reclassification of amount from the previous presentation to conform to the presentation of the current year.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate. As of December 31, 2022, we have no critical audit matter to communicate.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

Lagos, Nigeria

We have served as the Company’s auditor since 2023.

June 17, 2024

F-4

MAG MILE CAPITAL, INC.

BALANCE SHEETS

	December 31, 2023	December 31, 2022
		(Restated)
ASSETS
Current Assets:
Cash	$56,222	$374,091
Draws against commissions	208,344	175,103
Loan receivable	—	12,500
Prepaid stock compensation	185,000	—
Due from related parties	—	482,550
Total Current Assets	449,566	1,044,244

Operating lease right of use asset	318,114	—
Property and equipment, net	15,971	41,872
Total other assets	334,085	41,872

Total Assets	$783,651	$1,086,116

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accruals	$74,318	$44,786
Loan payable	10,638	7,590
Loan payable – related party	90,000	40,000
Operating lease liability – current portion	55,036	—
Total Current Liabilities	229,992	92,376
Long Term Liabilities:
Operating lease liability – net of current portion	297,529	—
Loan payable, net of current portion	139,362	140,117
Long Term Liabilities	436,891	140,117

Total Liabilities	666,883	232,493

Stockholders’ Equity (Deficit):
Preferred stock, $0.00001 par value, 20,000,000 shares authorized	—	—
Series A Preferred stock, $0.00001 par value, 1,000,000 shares designated, no shares issued and outstanding	—	—
Common stock, $0.00001 par value, 480,000,000 shares authorized; 100,055,935 and 10,133,284 shares issued and outstanding, respectively	1,000	101
Additional paid in capital	2,804,236	426,500
Accumulated deficit	(2,688,468)	427,022
Total stockholders’ equity	116,768	853,623
Total Liabilities and Stockholders’ Equity	$783,651	$1,086,116

The accompanying notes are an integral part of these financial statements.

F-5

MAG MILE CAPITAL, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
	(Restated)
Revenue	$1,919,243	$3,321,837
Commission expense	(802,464)	(1,250,920)
Commission expense – related party	(678,750)	(495,625)
Gross margin	438,029	1,575,292

Operating expenses:
Stock based compensation	1,582,072	—
Professional fees	590,607	38,123
Consulting	459,806	—
Payroll expense	360,341	244,104
General and administrative	549,628	428,875
Total operating expenses	3,542,454	711,102

(Loss) income from operations	(3,104,425)	864,190

Other expense:
Interest expense	(11,065)	—
Total other expense	(11,065)	—

Net (loss) income before income tax	(3,115,490)	864,190
Income tax	—	—

Net (Loss) Income	$(3,115,490)	$864,190

(Loss) income per share, basic	$(0.04)	$0.15
(Loss) income per share, diluted	$(0.04)	$0.15

Weighted average shares outstanding, basic	77,906,347	5,777,120
Weighted average shares outstanding, diluted	82,906,347	5,777,120

The accompanying notes are an integral part of these financial statements.

F-6

MAG MILE CAPITAL, INC.

(formerly Myson, Inc.)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock		Series A Preferred Stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances, December 31, 2021	133,284	$1	1,000	$—	$336,508	$(437,168)	$(100,659)
Contributions to capital– related party	—	—	—	—	90,092	—	90,092
Preferred stock converted to common	10,000,000	100	(1,000)	—	(100)	—	—
Net income	—	—	—	—	—	864,190	864,190
Balances, December 31, 2022 (Restated)	10,133,284	101	—	—	426,500	427,022	853,623
Receivables – related party	—	—	—	—	(452,551)	—	(452,551)
Stock issued for services	2,158,227	22	—	—	1,079,092	—	1,079,114
Stock issued for cash	340,000	3	—	—	169,997	—	170,000
Shares issued for reverse acquisition	87,424,424	874	—	—	(874)	—	—
Warrant expense	—	—	—	—	1,582,072	—	1,582,072
Net loss	—	—	—	—	—	(3,115,490)	(3,115,490)
Balances, December 31, 2023	100,055,935	$1,000	—	$—	$2,804,236	$(2,688,468)	$116,768

The accompanying notes are an integral part of these financial statements.

F-7

MAG MILE CAPITAL, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
		(Restated)
Cash Flows from Operating Activities:
Net (loss) income	$(3,115,490)	$864,190
Adjustments to reconcile net (loss) income to net cash used in Operating activities:
Stock based compensation - warrants	1,582,072	—
Common stock issued for services	894,114	—
Depreciation expense	25,901	25,903
Operating lease expense	34,450	—
Changes in Operating Assets and Liabilities:
Other assets	12,500	—
Related party receivable	30,000	(509,283)
Draws against commissions	(33,241)	(148,024)
Accounts payable and accruals	31,825	(1,209)
Net cash (used) provided by operating activities	(537,869)	231,577

Cash Flows from Investing Activities:	—	—

Cash Flows from Financing Activities:
Common stock issued for cash	170,000	—
Loan payable – related party	50,000	40,000
Loan payable	—	(2,193)
Net cash provided by financing activities	220,000	37,807

Net change in cash	(317,869)	269,384
Cash, at beginning of year	374,091	104,707
Cash, at end of year	$56,222	$374,091

Supplemental Non-Cash Disclosure:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
Non-cash financing activity:
Establish right of use of asset	$373,489	$—
Common stock issued for prepaid services	$185,000	$—

The accompanying notes are an integral part of these financial statements.

F-8

MAG MILE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2023

NOTE 1 – NATURE OF OPERATIONS

Mag Mile Capital, Inc. (“Mag Mile”, or the “Company”) (formerly Myson, Inc.) is an Oklahoma corporation formed on July 8, 2021. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On May 11, 2022, G. Reed Petersen Irrevocable Trust (the “Seller”), agreed to sell all 1,000 issued and outstanding Series A Preferred Shares of the Company to Reddington Partners LLC (the “Purchaser”), thus constituting a change of control of the Company, for $495,000, pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”). The Preferred Shares were convertible into 10,000,000 common shares which, upon conversion, represent approximately 98.7% of the Company’s outstanding common shares. On June 8, 2022, Reddington Partners LLC converted their Series A Preferred Shares into 10,000,000 common shares.

The sale of the Shares to the Purchaser was completed on May 17, 2022. As part of the Stock Purchase Agreement, G. Reed Petersen agreed to resign as the Company’s sole officer and director; and the change of management was completed on June 5, 2022. On June 6, 2022, Henrik Rouf became the Company’s sole officer and director.

On March 30, 2023, the Company, entered into a Reorganization Agreement (the “Reorganization Agreement”) with Megamile Capital, Inc. d/b/a Mag Mile Capital f/k/a CSF Capital LLC (“Mag Mile Capital”) under which Mag Mile Capital was merged with and into Myson. At the closing of the Reorganization Agreement, the sole member of the Myson Board of Directors and its officer resigned and Rushi Shah, President and CEO of Mag Mile Capital, assumed the positions of Chairman of the Myson Board of Directors and the title of President and CEO, Secretary and Treasurer of Myson. Under the terms of the Reorganization Agreement, Mag Mile Capital’s shareholders now own 88% of the issued and outstanding shares of the Company’s common stock or 87,424,424 shares.

The Merger is accounted for as a reverse recapitalization. Mag Mile Capital is deemed the accounting predecessor of the Merger and will be the successor registrant for SEC purposes, meaning that Mag Mile Capital’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.

On May 15, 2023, the Company filed with the Oklahoma Secretary of State an amendment to the Certificate of Incorporation to change the Company’s name to Mag Mile Capital, Inc., that became effective on June 16, 2023. On September 5, 2023, the name change to Mag Mile Capital, Inc. and symbol change to MMCP became effective on OTC Markets.

Mag Mile Capital is a full-service commercial real estate mortgage banking firm headquartered in Chicago with offices in the states of New York, Massachusetts, Connecticut, Florida, Texas, Michigan, Colorado and Nevada. Mag Mile Capital is a national platform comprised of capital markets specialists with extensive experience in real estate bridge financing, mezzanine and permanent debt placement and equity arrangements throughout the full capital stack and across all major real estate asset classes nationwide, including hotels, multifamily, office, retail, industrial, healthcare, self-storage and special purpose properties, offering access to structured debt and equity advisory solutions and placement for real estate investors, developers, and entrepreneurs, Mag Mile Capital leverages a wide variety of lending relationships and equity capital connections as a leading national real estate mortgage intermediary. Its personnel have collectively raised over $9 billion in real estate financing during their combined 29 years of experience in this industry.

F-9

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company had elected to change its fiscal year end from July 31 to December 31.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount of financial instruments included in cash and cash equivalents approximates fair value because of the short maturities for the instruments held. The Company had no cash equivalents as of December 31, 2023 and 2022.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. At times, such deposits may exceed the Federal Deposit Insurance Corporation insurable limit.

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to ASC 260-10-45, Earnings per Share—Overall—Other Presentation Matters. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. As of December 31, 2023 and 2022, the Company has 5,000,000 and 0 potentially dilutive shares of common stock from warrants, respectively.

Revenue Recognition

The Company follows ASC 606, Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation. The company generates revenues from brokering financing transactions, mainly senior debt on CRE transactions. Revenues are recognized when the transaction is finalized. For certain types of loans, mainly securitized CMBS loans, revenues are also earned after the transaction closing based on the successful securitization of the loan into bonds. There is a risk that the securitized revenue may not be realized if the market conditions deteriorate, and the lender is not able to make money. There is no refund policy or no credit risk to the company once the revenue is recognized.

For the year ended December 31, 2023, the Company recognized 24% of its revenue from two Customers.

Cost of Revenue

Cost of revenues includes commission expense paid during the period.

Accounts Receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

F-10

Draws Against Commissions

Draws against commissions are payments made to originators, brokers or sales people that are the procuring cause for bringing in a transaction for financing, in lieu of future commissions to be received. This acts as an unsecured working capital loan paid to the sales people until the actual commission is earned and/or received.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit losses on Financial Instruments.” The ASU, as amended, requires an entity to measure expected credit losses for financial assets carried at amortized cost based on historical experience, current conditions, and reasonable and supportable forecasts. Among other things, the ASU also amended the impairment model for available for sale securities and addressed purchased financial assets with deterioration. The updated guidance is not expected to have a material impact on the Company’s disclosures.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. For the year ended December 31, 2023, we had a net loss of $3,115,490 ($2,476,186 of which was non-cash expense) and used $537,869 of cash in operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. We expect to use the exercise of warrants to meet our needs for growth for more than twelve months from the date of issuance of these financial statements.

NOTE 4 – REVERSE MERGER

On March 30, 2023, Myson, Inc, a public company, and Megamile Capital, Inc. d/b/a Mag Mile Capital f/k/a CSF Capital LLC (“Mag Mile Capital”), a private company, completed a reverse merger transaction. Under the terms of the agreement, Mag Mile Capital shareholders received 87,424,424 shares of Myson, Inc’s common stock, resulting in the Mag Mile Capital shareholders owning a majority of the outstanding shares of Myson, Inc.

For accounting purposes, Mag Mile Capital is considered the acquirer, and the transaction is considered a capital transaction in substance (i.e., the issuance of stock by Mag Mile Capital for the net monetary assets of Myson, Inc. Therefore, the assets and liabilities of Mag Mile Capital are carried forward at their historical cost, and the assets and liabilities of Myson, Inc. are adjusted to fair value.

The equity structure (i.e., the number and type of equity interests issued) in the consolidated financial statements reflects the equity structure of Myson, Inc., the legal parent, including the equity interests the legal parent issued to effect the merger. Accordingly, the equity structure of Mag Mile Capital, the accounting acquirer, is restated using the exchange ratio established in the merger to reflect the number of shares (or other equity interests) issued by the legal parent to effect the merger.

The operations of Myson, Inc. are included in the consolidated statement of operations from the date of the merger. The comparative periods in the financial statements are those of the Mag Mile Capital before the merger.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	December 31, 2023	December 31, 2022
Leasehold Improvement	$32,125	$32,125
Computer	11,770	11,770
Equipment	147,409	147,409
Total	191,304	191,304
Less: accumulated depreciation and amortization	(175,333)	(149,432)
Total property and equipment, net	$15,971	$41,872

Depreciation expense for the years ended December 31, 2023, and 2022, was $25,901 and $25,903, respectively.

NOTE 6 – LOAN PAYABLE

On May 27, 2020, the Company received a $150,000 loan from the Small Business administration (“Loan”). The Loan accrues interest at 3.75% and matures in thirty years. Monthly payments of principal and interest of $731 are to begin twelve months from the date of the Loan. The Loan can be prepaid at any time without penalty. As of December 31, 2023, all payments to date have been applied to interest and the balance remains at $150,000.

F-11

NOTE 7 - RELATED PARTY TRANSACTIONS

Due from related parties consists of receivables of $0 and $482,550, from Mag Mile Capital LLC as of December 31, 2023 and 2022, respectively.

During the year ended December 31, 2023, Reddington Partners LLC, a majority shareholder, advanced the Company $23,256 to pay for general operating expenses. As of December 31, 2023, the total amount due of $85,709 was forgiven by Redding Partners. The amount was credited to additional paid in capital. As of December 31, 2023 and 2022, the Company owes Reddington Partners LLC, a total of $0 and $62,453, respectively, for advances to the Company. The advance was non-interest bearing and due on demand.

As of December 31, 2023 and 2022, the Company has a loan payable due to Mag Mile Capital LLC of $40,000 and $40,000, respectively.

The Company has an office lease dated January 1, 2023, with a term of five years for 1,625 square feet at 1141 W. Randolph Street, Floor 2, Chicago, IL 60607 with 1141 W. Randolph, LLC, a company owned and controlled by Rushi Shah, CEO. The lease requires a monthly rental payment of approximately $4,062 with an annual rate adjustment of 3% which we believe is a market rate for this space (Note 9).

Per the terms of Mr. Shah’s employment agreement, he received between 50% and 75% of all revenue from commercial real estate mortgage financing for which he is the procuring cause, before the merger took place. For the years ended December 31, 2023 and 2022, Mr. Shah earned commissions of $678,750 and $495,625, respectively. Per the terms of the new employment contract dated March 31, 2023, Mr. Shah’s commission is limited to 55%, resulting in a decrease of commission expense.

NOTE 8 – COMMON STOCK

The Company has authorized 480,000,000 shares of common stock, par value $0.00001.

Effective February 24, 2022, the Company effectuated a 1 for 10,000 reverse stock split. All share numbers throughout these financial statements have been retroactively restated.

On March 28, 2023, the Company issued 894,113 shares of common stock for services. The shares were valued at $0.50, for total non-cash expense of $447,057. The shares were granted prior to the reverse acquisition so there is no impact to the Statement of Operations for the periods presented.

On March 28, 2023, the Company issued another 894,113 shares of common stock for services. The shares were valued at $0.50, for total non-cash expense of $447,057. The shares were granted prior to the reverse acquisition so there is no impact to the Statement of Operations for the periods presented.

On June 9, 2023, the Company sold 100,000 shares of common stock for total cash proceeds of $50,000.

On July 17, 2023, the Company sold 240,000 shares of common stock for total cash proceeds of $120,000.

On August 17, 2023, the Company granted 370,000 shares of common stock for investor relation services to be provided in 2024. The shares were valued at $0.50, for total non-cash prepaid expense of $185,000.

As the Company’s common stock is not trading and there have been no current sales of common stock for cash management used the price of warrants recently issued ($0.50) for valuing the shares issued for services.

F-12

NOTE 9 – PREFERRED STOCK

The Company has authorized 20,000,000 shares of preferred stock, par value $0.00001. The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

Of the authorized preferred stock 1,000 shares have been designated as Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into 10,000 shares of common stock and has 100,000 voting rights per share.

On June 8, 2022, the Reddington Partners LLC converted the Series A Preferred Shares into 10,000,000 common shares.

NOTE 10 – OPERATING LEASE

The Company has an office lease dated January 1, 2023, with a term of five years for 1,625 square feet at 1141 W. Randolph Street, Floor 2, Chicago, IL 60607 with 1141 W. Randolph, LLC, a company owned and controlled by Rushi Shah, CEO. The lease requires a monthly rental payment of approximately $4,062 with an annual rate adjustment of 3%. The Company used a discount rate of 6%, based on rates used for similar calculations.

	Balance Sheet Classification	December 31, 2023
Asset
Operating lease asset	Right of use asset	$318,114
Total lease asset		$318,114

Liability
Operating lease liability – current portion	Current operating lease liability	$55,036
Operating lease liability – noncurrent portion	Long-term operating lease liability	297,529
Total lease liability		$352,565

Lease obligations at December 31, 2023 consisted of the following:

For the year ended December 31:
2024	$66,300
2025	83,850
2026	83,850
2027	83,850
2028	83,850
Total payments	401,700
Amount representing interest	(49,135)
Lease obligation, net	352,565
Less current portion	(55,036)
Lease obligation – long term	$297,529

Lease expense for the year ended December 31, 2023, was $51,510.

NOTE 11 – WARRANTS

On April 4, 2023, the Company issued a warrant to GK Partners ApS to purchase up to 5,000,000 shares of the Company’s common stock at an exercise price of $0.50 per share. The warrants were issued as an incentive to provide future financing to the Company. The fair value for the warrant at the grant date was determined to be $1,582,072, which was recoded as stock compensation expense in 2023.

Basis for Accounting Treatment

The accounting treatment for the issuance of the warrant was determined based on the guidance in ASC 718, Compensation—Stock Compensation, and ASC 815, Derivatives and Hedging.

1. Classification as Equity or Liability:

●	The warrant was evaluated under ASC 815-40 to determine if it should be classified as a derivative instrument or as equity. The warrant met the criteria for equity classification as it is indexed to the Company’s own stock and does not require net cash settlement. Therefore, it is not considered a derivative instrument under ASC 815.
●	The warrant was further evaluated under ASC 718 to determine if it should be accounted for as stock compensation. Since the warrant was issued as an incentive for future financings, it falls within the scope of ASC 718.

2. Measurement and Recognition:

●	The fair value of the warrant was measured at the grant date using the Black-Scholes option pricing model, which considered the following inputs: the exercise price of $0.50 per share, the market price of the Company’s stock, the expected volatility, the risk-free interest rate, and the expected term of the warrant.
●	The total fair value of $1.582 million was recognized as stock compensation expense in 2023, in accordance with ASC 718-10-25-2C, which requires the fair value of equity instruments granted to nonemployees to be measured at the grant date and recognized over the period in which the related services are provided.

Terms of the Warrant and Future Performance:

The warrant issued to GK Partners includes the following terms regarding future performance:

●	The warrant vests immediately upon issuance and does not require any additional performance by GK Partners for vesting.
●	However, the issuance of the warrant was intended to incentivize GK Partners to provide future financings to the Company. The Company expects that GK Partners will assist in securing additional financing over the next 12 months, although there are no specific performance milestones or conditions attached to the warrant.

The Company will monitor the performance of GK Partners, and any future financings secured as a result of this incentive. Any additional compensation or modifications to the warrant terms will be accounted for in accordance with the relevant guidance in ASC 718 and ASC 815.

F-13

The assumptions used to determine the fair value of the Warrants as follows:

Expected life (years)	1.75
Risk-free interest rate	3.84%
Expected volatility	132.96%
Dividend yield	0%

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Intrinsic Value
Outstanding, December 31, 2022	—	—	—	-
Issued	5,000,000	$0.50	1.75	-
Cancelled	—	$—	—	-
Exercised	—	$—	—	-
Outstanding, December 31, 2023	5,000,000	$0.50	1.25	$—

NOTE 12 - INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used.

The provision for Federal income tax consists of the following December 31:

	2023	2022
Federal income tax benefit attributable to:	-	-
Current Operations	$(654,000)	$(181,500)
Less: valuation allowance	654,000	181,500
Net provision for Federal income taxes	$—	$—

The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows:

	2023	2022
Deferred tax asset attributable to:	-	-
Net operating loss carryover	$565,000	$89,700
Less: valuation allowance	(565,000)	(89,700)
Net deferred tax asset	$—	$—

At December 31, 2023, the Company had net operating loss carry forwards of approximately $565,000 that may be offset against future taxable income. NOLs from tax years up to 2017 can be carried forward twenty years. Under the CARES Act, the Company carry forward NOLs indefinitely for NOLs generated in a tax year beginning after 2017, that remain after they are carried back to tax years in the five-year carryback period. No tax benefit has been reported in the December 31, 2023 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2016.

NOTE 13 – RESTATEMENT

The financial statements for the year ended December 31, 2022, are being restated to correct the accounting for certain balance sheet and statement of operations accounts, as well reclass amounts from the previous presentation to conform to the presentation for the current year.

Per ASC 250-10 Accounting Changes and Error Corrections, the December 31, 2022 balance sheet and statement of operations have been restated for the following.

December 31, 2022
	As Reported	Adjusted	As Restated
ASSETS
Current Assets:
Cash	$374,091	$—	$374,091
Draws against commissions	212,323	(37,220)	175,103
Loan receivable	12,500	—	12,500
Due from related parties	510,468	(27,918)	482,550
Total Current Assets	1,109,382	(65,138)	1,044,244
Property and equipment, net	41,872	—	41,872
Related party loan	155,000	(155,000)	—
Total Current Assets	$1,306,254	$(220,138)	$1,086,116

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accruals	$82,131	$(37,345)	$44,786
Loan payable	147,707	(140,117)	7,590
Loan payable – related party	—	40,000	40,000
Total Current Liabilities	229,838	(137,462)	92,376
Loan payable, net of current portion	—	140,117	140,117
Total Liabilities	229,838	2,655	232,493

Stockholders’ Deficit:
Common stock	—	101 (1)	101
Additional paid-in capital	616,306	(189,806)	426,500
Accumulated deficit	460,110	(33,088)	427,022
Total Stockholders’ Deficit	1,079,416	(222,793)	853,623

Total Liabilities and Stockholders’ Deficit	$1,306,254	$(220,138)	$1,086,116

(1)	Specifically related to reverse acquisition accounting.

Year Ended December 31, 2022
	As Reported	Adjusted	As Restated
Revenue	$3,321,837	$—	$3,321,837
Commission expense	(1,717,786)	466,866	(1,250,920)
Commission expense – related party	—	(495,625)	(495,625)
Gross margin	1,604,051	(28,759)	1,575,292

Operating expenses:
Professional fees	—	38,123	38,123
Payroll expense	—	244,104	244,104
General and administrative	706,775	(277,900)	428,875
Total operating expenses	706,775	4,327	711,102

Income from operations	897,276	33,086	864,190

Net Income	$897,276	$33,086	$864,190

NOTE 14 - SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the balance sheet date through the date the financial statements were issued and has determined that no material subsequent events exist.

F-14

MAG MILE CAPITAL, INC.

CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash	$15,630	$56,222
Accounts receivable	48,300	—
Draws against commissions	241,988	208,344
Prepaid stock compensation	185,000	185,000
Total Current Assets	490,918	449,566

Operating lease right of use asset	276,615	318,114
Property and equipment, net	—	15,971
Total other assets	276,615	334,085

Total Assets	$767,533	$783,651

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accruals	$58,821	$74,318
Loan payable	10,638	10,638
Loan payable – related party	110,000	90,000
Operating lease liability – current portion	69,949	55,036
Total Current Liabilities	249,408	229,992
Long Term Liabilities:
Operating lease liability – net of current portion	297,423	297,529
Loan payable, net of current portion	139,362	139,362
Long Term Liabilities	436,785	436,891

Total Liabilities	686,193	666,883

Commitments and contingencies	—	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.00001 par value, 20,000,000 shares authorized	—	—
Series A Preferred stock, $0.00001 par value, 1,000,000 shares designated, no shares issued and outstanding	—	—
Common stock, $0.00001 par value, 480,000,000 shares authorized; 100,055,935 shares issued and outstanding	1,000	1,000
Additional paid in capital	2,804,236	2,804,236
Accumulated deficit	(2,723,896)	(2,688,468)
Total stockholders’ equity	81,340	116,768
Total Liabilities and Stockholders’ Equity	$767,533	$783,651

The accompanying notes are an integral part of these unaudited financial statements.

F-15

MAG MILE CAPITAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$254,550	$376,800	$2,051,443	$1,491,111
Commission expense	(216,453)	(103,069)	(807,080)	(459,310)
Commission expense – related party	(250,594)	(35,750)	(522,749)	(533,750)

Gross margin	(212,497)	237,981	721,614	498,051

Operating expenses:
Stock based compensation	—	—	—	1,582,072
Professional fees	13,900	41,032	72,700	570,351
Payroll expense	77,120	132,556	244,282	280,717
General and administrative	144,804	144,657	433,480	815,137
Total operating expenses	235,824	318,245	750,462	3,248,277

Loss from operations	(448,321)	(80,264)	(28,848)	(2,750,226)

Other expense:
Interest expense	(2,194)	(3,655)	(6,580)	(8,872)
Total other expense	(2,194)	(3,655)	(6,580)	(8,872)

Net loss before income tax	(450,515)	(83,919)	(35,428)	(2,759,098)
Income tax	—	—	—	—

Net Loss	$(450,515)	$(83,919)	$(35,428)	$(2,759,098)

Loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.04)

Weighted average shares outstanding, basic and diluted	100,055,935	99,818,544	100,055,935	70,442,017

The accompanying notes are an integral part of these unaudited financial statements.

F-16

MAG MILE CAPITAL, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Unaudited)

	Common Stock		Series A Preferred Stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances, December 31, 2023	100,055,935	$1,000	—	$—	$2,804,236	$(2,688,468)	$116,768
Net loss	—	—	—	—	—	(65,776)	(65,776)
Balances, March 31, 2024	100,055,935	1,000	—	—	2,804,236	(2,754,244)	50,992
Net income	—	—	—	—	—	480,863	480,863
Balances, June 30, 2024	100,055,935	1,000	—	—	2,804,236	(2,273,381)	531,855
Net loss	—	—	—	—	—	(450,515)	(450,515)
Balances, September 30, 2024	100,055,935	$1,000	—	$—	$2,804,236	$(2,723,896)	$81,340

	Common Stock		Series A Preferred Stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances, December 31, 2022	10,133,284	$101	—	$—	$426,500	$427,022	$853,623
Stock issued for services	1,788,227	18	—	—	894,096	—	894,114
Shares issued for reverse acquisition	87,424,424	874	—	—	(45,952)	—	(45,078)
Net loss	—	—	—	—	—	(1,187,507)	(1,187,507)
Balances, March 31, 2023	99,345,935	993	—	—	1,274,644	(760,485)	515,152
Stock issued for services	100,000	1	—	—	49,999	—	50,000
Warrant expense	—	—	—	—	1,582,072	—	1,582,072
Net loss	—	—	—	—	—	(1,487,672)	(1,487,672)
Balances, June 30, 2023	99,445,935	994	—	—	2,906,715	(2,248,157)	659,552
Stock issued for services	610,000	6	—	—	304,994	—	305,000
Net loss	—	—	—	—	—	(83,919)	(83,919)
Balances, September 30, 2023	100,055,935	$1,000	—	$—	$3,211,709	$(2,332,076)	$880,633

The accompanying notes are an integral part of these unaudited financial statements.

F-17

MAG MILE CAPITAL, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(35,428)	$(2,759,098)
Adjustments to reconcile net loss to net cash used in Operating activities:
Common stock issued for services	—	1,064,114
Warrant expense	—	1,582,072
Depreciation expense	15,971	19,425
Operating lease expense	56,306	2,010
Changes in Operating Assets and Liabilities:
Accounts receivable	(48,300)	(136,039)
Draws against commissions	(33,644)	—
Accounts payable and accruals	(15,497)	(7,588)
Net cash used by operating activities	(60,592)	(235,104)

Cash Flows from Investing Activities:	—	—

Cash Flows from Financing Activities:
Proceeds from related parties	110,000	48,060
Repayment of related party loans	(90,000)	—
Distributions to controlling shareholder	—	(45,077)
Net cash provided by financing activities	20,000	2,983

Net change in cash	(40,592)	(232,121)
Cash, at beginning of period	56,222	374,091
Cash, at end of period	$15,630	$141,970

Supplemental Non-Cash Disclosure:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
Non-cash financing activity:
Establish right of use of asset	$—	$373,489
Common stock issued for prepaid services	$—	$185,000

The accompanying notes are an integral part of these unaudited financial statements.

F-18

MAG MILE CAPITAL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

September 30, 2024

NOTE 1 – NATURE OF OPERATIONS

Mag Mile Capital, Inc. (“Mag Mile”, or the “Company”) (formerly Myson, Inc.) is an Oklahoma corporation formed on July 8, 2021. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On May 11, 2022, G. Reed Petersen Irrevocable Trust (the “Seller”), agreed to sell all 1,000 issued and outstanding Series A Preferred Shares of the Company to Reddington Partners LLC (the “Purchaser”), thus constituting a change of control of the Company, for $495,000, pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”). The Preferred Shares were convertible into 10,000,000 common shares which, upon conversion, represent approximately 98.7% of the Company’s outstanding common shares. On June 8, 2022, Reddington Partners LLC converted their Series A Preferred Shares into 10,000,000 common shares.

The sale of the Shares to the Purchaser was completed on May 17, 2022. As part of the Stock Purchase Agreement, G. Reed Petersen agreed to resign as the Company’s sole officer and director; and the change of management was completed on June 5, 2022. On June 6, 2022, Henrik Rouf became the Company’s sole officer and director.

On March 30, 2023, the Company, entered into a Reorganization Agreement (the “Reorganization Agreement”) with Megamile Capital, Inc. d/b/a Mag Mile Capital f/k/a CSF Capital LLC (“Mag Mile Capital”) under which Mag Mile Capital was merged with and into Myson. At the closing of the Reorganization Agreement, the sole member of the Myson Board of Directors and its officer resigned and Rushi Shah, President and CEO of Mag Mile Capital, assumed the positions of Chairman of the Myson Board of Directors and the title of President and CEO, Secretary and Treasurer of Myson. Under the terms of the Reorganization Agreement, Mag Mile Capital’s shareholders now own 88% of the issued and outstanding shares of the Company’s common stock or 87,424,424 shares.

The Merger is accounted for as a reverse recapitalization. Mag Mile Capital is deemed the accounting predecessor of the Merger and will be the successor registrant for SEC purposes, meaning that Mag Mile Capital’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.

On May 15, 2023, the Company filed with the Oklahoma Secretary of State an amendment to the Certificate of Incorporation to change the Company’s name to Mag Mile Capital, Inc., that became effective on June 16, 2023. On September 5, 2023, the name change to Mag Mile Capital, Inc. and symbol change to MMCP became effective on OTC Markets.

Mag Mile Capital is a full-service commercial real estate mortgage banking firm headquartered in Chicago with offices in the states of New York, Massachusetts, Connecticut, Florida, Texas, Michigan, Colorado and Nevada. Mag Mile Capital is a national platform comprised of capital markets specialists with extensive experience in real estate bridge financing, mezzanine and permanent debt placement and equity arrangements throughout the full capital stack and across all major real estate asset classes nationwide, including hotels, multifamily, office, retail, industrial, healthcare, self-storage and special purpose properties, offering access to structured debt and equity advisory solutions and placement for real estate investors, developers, and entrepreneurs, Mag Mile Capital leverages a wide variety of lending relationships and equity capital connections as a leading national real estate mortgage intermediary. Its personnel have collectively raised over $9 billion in real estate financing during their combined 29 years of experience in this industry.

F-19

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the full year ending December 31, 2024. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount of financial instruments included in cash and cash equivalents approximates fair value because of the short maturities for the instruments held. The Company had no cash equivalents as of September 30, 2024 and December 31, 2023.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. At times, such deposits may exceed the Federal Deposit Insurance Corporation insurable limit.

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to ASC 260-10-45, Earnings per Share—Overall—Other Presentation Matters. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. As of September 30, 2024 and 2023, the Company has 5,000,000 and 0 potentially dilutive shares of common stock from warrants, respectively. Additionally, diluted amounts are not presented when the effect of the computations are anti-dilutive due to the losses incurred. Accordingly, there is no difference in the amounts presented for basic and diluted loss per share.

Revenue Recognition

The Company follows ASC 606, Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation. The company generates revenues from brokering financing transactions, mainly senior debt on CRE transactions. Revenues are recognized when the transaction is finalized. For certain types of loans, mainly securitized CMBS loans, revenues are also earned after the transaction closing based on the successful securitization of the loan into bonds. There is a risk that the securitized revenue may not be realized if the market conditions deteriorate, and the lender is not able to make money. There is no refund policy or no credit risk to the company once the revenue is recognized.

For the three months ended September 30, 2024, the Company recognized 73.2% of its revenue from one customer.

For the three months ended September 30, 2023, the Company recognized 28.1%, 19.7%, 17.3% and 17.3% of its revenue from its top four customers, respectively.

For the nine months ended September 30, 2024, the Company recognized 30.6%, 18.2% and 14.4% of its revenue from its top three customers, respectively.

For the nine months ended September 30, 2023, the Company recognized 14.2% and 111.3% of its revenue from its top two customers, respectively.

F-20

Cost of Revenue

Cost of revenues includes commission expense paid during the period.

Accounts Receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding. As of September 30, 2024, 100% of the accounts receivable is due form one customer.

Draws Against Commissions

Draws against commissions are payments made to originators, brokers or salespeople that are the procuring cause for bringing in a transaction for financing, in lieu of future commissions to be received. This acts as an unsecured working capital loan paid to the salespeople until the actual commission is earned and/or received.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit losses on Financial Instruments.” The ASU, as amended, requires an entity to measure expected credit losses for financial assets carried at amortized cost based on historical experience, current conditions, and reasonable and supportable forecasts. Among other things, the ASU also amended the impairment model for available for sale securities and addressed purchased financial assets with deterioration. The updated guidance has not had any material impact on the Company’s disclosures.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

These unaudited financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. For the nine months ended September 30, 2024, we had a net loss of $35,428 and used $60,592 of cash in operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. We expect to use the exercise of warrants to meet our needs for growth for more than twelve months from the date of issuance of these financial statements.

F-21

NOTE 4 – REVERSE MERGER

On March 30, 2023, Myson, Inc, a public company, and Megamile Capital, Inc. d/b/a Mag Mile Capital f/k/a CSF Capital LLC (“Mag Mile Capital”), a private company, completed a reverse merger transaction. Under the terms of the agreement, Mag Mile Capital shareholders received 87,424,424 shares of Myson, Inc’s common stock, resulting in the Mag Mile Capital shareholders owning a majority of the outstanding shares of Myson, Inc.

For accounting purposes, Mag Mile Capital is considered the acquirer, and the transaction is considered a capital transaction in substance (i.e., the issuance of stock by Mag Mile Capital for the net monetary assets of Myson, Inc. Therefore, the assets and liabilities of Mag Mile Capital are carried forward at their historical cost, and the assets and liabilities of Myson, Inc. are adjusted to fair value.

The equity structure (i.e., the number and type of equity interests issued) in the consolidated financial statements reflects the equity structure of Myson, Inc., the legal parent, including the equity interests the legal parent issued to effect the merger. Accordingly, the equity structure of Mag Mile Capital, the accounting acquirer, is restated using the exchange ratio established in the merger to reflect the number of shares (or other equity interests) issued by the legal parent to effect the merger.

The operations of Myson, Inc. are included in the consolidated statement of operations from the date of the merger. The comparative periods in the financial statements are those of the Mag Mile Capital before the merger.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	September 30, 2024	December 31, 2023
Leasehold Improvement	$32,125	$32,125
Computer	11,770	11,770
Equipment	147,409	147,409
Total	191,304	191,304
Less: accumulated depreciation and amortization	(191,304)	(175,333)
Total property and equipment, net	$—	$15,971

Depreciation expense for the nine months ended September 30, 2024, and 2023, was $15,971 and $19,425, respectively.

NOTE 6 – LOAN PAYABLE

On May 27, 2020, the Company received a $150,000 loan from the Small Business administration (“Loan”). The Loan accrues interest at 3.75% and matures in thirty years. Monthly payments of principal and interest of $731 are to begin twelve months from the date of the Loan. The Loan can be prepaid at any time without penalty. As of September 30, 2024 and December 31, 2023, all payments to date have been applied to interest and the balance remains at $150,000.

NOTE 7 - RELATED PARTY TRANSACTIONS

As of September 30, 2024 and December 31, 2023, the Company has a loan payable due to Mag Mile Capital LLC of $110,000 and $90,000, respectively.

The Company has an office lease dated January 1, 2023, with a term of five years for 1,625 square feet at 1141 W. Randolph Street, Floor 2, Chicago, IL 60607 with 1141 W. Randolph, LLC, a company owned and controlled by Rushi Shah, CEO. The lease requires a monthly rental payment of approximately $4,062 with an annual rate adjustment of 3% which we believe is a market rate for this space (Note 9).

F-22

Per the terms of Mr. Shah’s employment agreement, he received between 50% and 75% of all revenue from commercial real estate mortgage financing for which he is the procuring cause, before the merger took place. For the three months ended September 30, 2024 and 2023, Mr. Shah earned commissions of $250,594 and $35,750, respectively. For the nine months ended September 30, 2024 and 2023, Mr. Shah earned commissions of $522,749 and $533,750, respectively. Per the terms of the new employment contract dated March 31, 2023, Mr. Shah’s commission is limited to 55%, resulting in a decrease of commission expense.

NOTE 8 – COMMON STOCK

The Company has authorized 480,000,000 shares of common stock, par value $0.00001.

NOTE 9 – PREFERRED STOCK

The Company has authorized 20,000,000 shares of preferred stock, par value $0.00001. The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series. The Board of Directors of the Company is authorized to determine or alter the rights, preferences, privileges, and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

Of the authorized preferred stock 1,000 shares have been designated as Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into 10,000 shares of common stock and has 100,000 voting rights per share.

NOTE 10 – OPERATING LEASE

The Company has an office lease dated January 1, 2023, with a term of five years for 1,625 square feet at 1141 W. Randolph Street, Floor 2, Chicago, IL 60607 with 1141 W. Randolph, LLC, a company owned and controlled by Rushi Shah, CEO. The lease requires a monthly rental payment of approximately $4,062 with an annual rate adjustment of 3%. The Company used a discount rate of 6%, based on rates used for similar calculations.

	Balance Sheet Classification	September 30, 2024
Asset
Operating lease asset	Right of use asset	$276,615
Total lease asset		$276,615

Liability
Operating lease liability – current portion	Current operating lease liability	$69,949
Operating lease liability – noncurrent portion	Long-term operating lease liability	297,423
Total lease liability		$367,372

Lease obligations at September 30, 2024 consisted of the following:

For the year ended December 31:
2024	$66,300
2025	83,850
2026	83,850
2027	83,850
2028	83,850
Total payments	401,700
Amount representing interest	(34,328)
Lease obligation, net	367,372
Less current portion	(69,949)
Lease obligation – long term	$297,423

Lease expense for the nine months ended September 30, 2024 was $55,749.

Lease expense for the nine months ended September 30, 2023, was $38,569.

F-23

NOTE 11 – WARRANTS

On April 4, 2023, the Company issued warrants to GK Partners ApS to purchase up to 5,000,000 shares of common stock. The warrants were issued as an incentive to provide future financing to the Company. There are no specific requirements for future performance. We accounted for the warrants in accordance with the guidance of Financial Accounting Standards Board (“FASB”) ASC Topic 718, Compensation — Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

The Warrants are exercisable for shares of the Company’s common stock at a price of $0.50 per share and expire on December 31, 2024. Using the Black-Scholes option pricing model, the fair value for the warrants was calculated to be $1,582,072.

The assumptions used to determine the fair value of the Warrants as follows:

Expected life (years)	1.75
Risk-free interest rate	3.84%
Expected volatility	132.96%
Dividend yield	0%

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Intrinsic Value
Outstanding, December 31, 2022	—	—	—
Issued	5,000,000	$0.50	1.75
Cancelled	—	$—	—
Exercised	—	$—	—
Outstanding, December 31, 2023	5,000,000	$0.50	1.25	$—
Issued	—	$—	—	—
Cancelled	—	$—	—	—
Exercised	—	$—	—	—
Outstanding, September 30, 2024	5,000,000	$0.50	1.00	$—

NOTE 12 - SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the balance sheet date through the date the financial statements were issued and has determined that no material subsequent events exist.

F-24

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by Mag Mile, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until May 15, 2025, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

MAG MILE CAPITAL, INC.

1,788,227 Shares

Common Stock

PROSPECTUS

February 14, 2025